Exhibit 10.1

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Collaboration and LICENSE Agreement

This Collaboration and License Agreement (the “Agreement”) is entered into as of February 27, 2020 (the “Effective Date”) is entered into by and between XOMA (US) LLC, a company incorporated under the laws of Delaware, USA having its principal place of business at 2200 Powell Street, Emeryville, California, USA 94608 (“XOMA”), and Cadila Healthcare Limited, a company incorporated under the laws of India having its registered office at Zydus Corporate Park, Scheme No. 63, Survey No. 536, Khoraj (Gandhinagar), Nr. Vaishnodevi Circle, Sarkhej-Gandhinagar Highway, Ahmedabad-382481, Gujarat, India (“Zydus”).  Each of XOMA and Zydus may be referred to herein as a “Party”, or jointly as the “Parties”.

Recitals

WHEREAS, XOMA owns or controls rights in and to its proprietary monoclonal antibodies which bind to interleukin-2 (“IL-2”) including mAb19, and certain back-up and follow-on antibodies thereto;

WHEREAS, Zydus owns or controls rights in and to, and is currently developing, a form of IL-2 as a biosimilar to aldesleukin;

WHEREAS, Zydus desires to obtain an exclusive license in the Zydus Territory (as defined below) to develop and commercialize its version of IL-2 in combination with such IL-2 binding antibodies, including mAb19, and XOMA is willing to grant such a license on the terms and conditions set forth herein; and

WHEREAS, XOMA desires to obtain an exclusive license in the XOMA Territory (as defined below) to develop and commercialize such IL-2 binding antibodies with Zydus’ version of IL-2 in combination with mAb19, and Zydus is willing to grant such a license on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, XOMA and Zydus hereby agree as follows:

1.	Definitions

1.1 “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, but for only so long as such control exists.  As used in this Section 1.1, “control” means

-1 of 63-

Confidential

Execution Version

(a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.2 “Alliance Manager” has the meaning set forth in Section 3.3.

1.3 “Antibody” means a polypeptide that is an antibody or is a part of an antibody, modified or unmodified, having at least one complementarity determining region (CDR) and which retains the ability to specifically bind antigen and can include an antigen-binding heavy chain, light chain, heavy chain-light chain dimer, Fab fragment, F(ab')2 fragment, dAb, or an Fv fragment, including a single chain Fv (scFv).

1.4 “Anti-Corruption Laws” means all applicable laws and regulations regarding corruption, bribery, kickbacks, ethical business conduct, fraud and money laundering.

1.5 “Applicable Laws” means (a) the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item; and (b) solely with respect to Development and regulatory activities for a Product performed by or on behalf of Zydus (including related manufacturing), Core Standards.

1.6 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Ahmedabad, Gujarat, India or San Francisco, California, USA.
1.7 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.8 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.9 “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of its assets or all or substantially all of its assets; (b) a merger, reorganization or consolidation involving such Party in which the holders of the voting securities of such Party outstanding immediately prior to the closing of such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; or (c) a transaction in which an entity or individual, or group of entities or individuals acting in concert, acquires more than fifty percent (50%) of the voting equity securities of such Party.

1.10 “Claim” has the meaning set forth in Section 11.3.
1.11 “CMC” means chemistry, manufacturing, and controls.
1.12 “CMO” means contract manufacturing organization.

-2 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

1.13 “Collaboration Know-How” means any Know-How [*].
1.14 “Collaboration Patents” means any Patent Covering any invention within the Collaboration Know-How.
1.15 “Collaboration Technology” means the Collaboration Know-How and the Collaboration Patents.

1.16 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Products to customers) of Products, including: (a) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; and (b) scientific and medical affairs.  For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval.  “Commercialize” and “Commercializing” have correlative meanings.

1.17 “Commercially Reasonable Efforts” means, with respect to Zydus’ obligations under this Agreement relating to XOMA Antibodies and Products, those efforts and resources that are consistent with the exercise of customary scientific and business practices, as applied in the pharmaceutical industry, for development, regulatory, manufacturing and commercialization activities conducted with respect to products at a similar stage of development or commercialization and having similar commercial potential, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and,  if relevant for the applicable country or jurisdiction, reimbursement status.  Notwithstanding the foregoing, the factors to be taken into consideration in determining whether Commercially Reasonable Efforts are being or have been used shall not include [*] or [*].  Commercially Reasonable Efforts requires that Zydus: (a) promptly assign responsibility for each such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an ongoing basis;  (b) set and seek to achieve specific and meaningful objectives for carrying out such obligation; and (c) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.  Any failure by Zydus to perform (itself, or through an Affiliate or sublicensee) any material development or commercialization activities with respect to at least one Product in the Zydus Territory [*] months shall be deemed to be inconsistent with Commercially Reasonable Efforts.

1.18 “Competing Product” means any product that [*], whether [*], other than a Product.
1.19 “Competitive Change of Control” has the meaning set forth in Section 2.8(a).

1.20 “Confidential Information” of a Party (the “Disclosing Party”) means all non-public Know-How, materials, and other scientific, clinical, marketing, financial or commercial information, in any form, that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates; or (b) learned by such other Party pursuant to this Agreement (such other Party, the “Receiving Party”). The existence and

-3 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

terms of this Agreement are the Confidential Information of both Parties. All information disclosed by or on behalf of a Party under the Confidentiality Agreement shall be deemed the Confidential Information of such Party under this Agreement.

1.21 “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between XOMA and Zydus, effective [*].

1.22 “Control”  or “Controlled” means, with respect to any Know-How, materials, Patents or other intellectual property rights, (a) the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, materials, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party; and (b) with respect to such Know-How, materials, Patents or other intellectual property rights acquired from a Third Party after the Effective Date, subject to Section 2.7(a).

1.23 “Core Standards” means the regulatory standards set by the applicable Regulatory Authorities in the United States, European Union, Japan and China for the submission and approval of an MAA for a Product in such country or jurisdiction, including the conduct of Development and manufacturing in connection therewith.

1.24 “CTA” means a clinical trial application filed with a Regulatory Authority to commence clinical trials of a Product.

1.25 “Data” means any and all scientific, technical and test data pertaining to any Product (including the XOMA Antibody or Zydus IL-2 contained therein), including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with a CTA or MAA with respect to any Product, in each case that is Controlled by a Party.

1.26 “Develop” means to research, develop (including clinical, pre-clinical, non-clinical and CMC development), analyze, test and conduct pre-clinical, clinical and all other regulatory trials for a Product,  including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities, including new manufacturing methods.  “Developing” and “Development” have correlative meanings.

1.27 “Development Plan” has the meaning set forth in Section 4.2. An initial high-level outline of the Development Plan for the Product is attached as Exhibit A.
1.28 “Executive Officers” has the meaning set forth in Section 3.2(e).

1.29 “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services,

-4 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.30 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.
1.31 “Field” means all uses in animals and humans.

1.32 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale by Zydus or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of a Product in a given country in the Zydus Territory after Regulatory Approval has been granted with respect to such Product in such country.

1.33 “GAAP” means generally accepted accounting practices in India (with respect to Zydus) or the U.S. (with respect to XOMA).

1.34 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.35 “ICH” means the International Conference on Harmonisation (of Technical Requirements for Registration of Pharmaceuticals for Human Use).
1.36 “Indemnitee” has the meaning set forth in Section 11.3.
1.37 “Indemnitor” has the meaning set forth in Section 11.3.
1.38 “Initiate” and its correlates means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial by Zydus or any of its Affiliates or Sublicensees.
1.39 “Joint Collaboration Patent” means a Collaboration Patent that is jointly owned by the Parties.
1.40 “Joint Steering Committee” or JSC” has the meaning set forth in Section 3.1.

1.41 “Know-How”  means any information, discoveries, inventions, improvements, modifications, processes, methods, assays, techniques, protocols, formulas, data, know-how, trade secrets and results, whether or not patentable or copyrightable,  including physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays and product specifications.

1.42 “Licensing Party” has the meaning set forth in Section 2.7(a).

-5 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

1.43 “Losses” has the meaning set forth in Section 11.1.
1.44 “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority.
1.45 “Milestone Event” means any event identified in Section 7.1.
1.46 “Milestone Payment” means any payment identified in Section 7.1 to be made by Zydus to XOMA on the occurrence of a Milestone Event.
1.47 “[*]” means [*].

1.48 “Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of a Party or its Affiliates to Third Parties (other than Sublicensees, unless such Sublicensee is the end purchaser), less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by such Party or its Affiliates, as applicable, with respect to the sale or other disposition of such Product:

(a) customary trade and quantity discounts given with respect to sales of such Product by such Party or its Affiliate;

(b) credits or allowances given or made for breakage or rejection or return of previously sold Products or for retroactive price reductions and billing errors and non-recoverable sales in line with such Party’s policy as may be applicable;

(c) rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d) importation charges, costs of freight, insurance, and other transportation charges directly related to the import and distribution of such Product; and

(e) taxes, duties (including but not limited to import duties) or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds.

Such amounts shall be determined in accordance with GAAP, consistently applied.

A Party shall not sell or dispose of any Product for any consideration other than exclusively monetary consideration on bona fide arms-length terms, and shall not permit its Affiliates and Sublicensees to so sell or dispose of any Product, without the other Party’s prior written consent.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.  Sales of a Product between a Party and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such

-6 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

Product to a Third Party (other than a resale by a Sublicensee) shall be included within the computation of Net Sales.

Adjustment for Combination Products: Solely for the purpose of calculating Net Sales of combination products, if a Party or its Affiliates sells a  Product in the form of a combination containing such Product and one or more other active ingredients (a Combination Product”) in a particular country, Net Sales of such Combination Product in such country for the purpose of determining the royalty due to other Party will be calculated by multiplying actual Net Sales of such Combination Product in such country (calculated as set forth above) by the fraction A/(A+B), where A is the invoice price of such Product if sold separately in such country, and B is the total invoice price of the other active ingredient in the combination if sold separately in such country. If on a country-by-country basis, such other active ingredient or ingredients in the Combination Product are not sold separately in such country, but the Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to the other Party will be calculated by multiplying actual Net Sales of such Combination Product (calculated as set forth above) by the fraction A/C, where A is the invoice price of such Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Product component is not sold separately in such country. Net Sales for the purposes of determining royalties due to the other Party will be calculated by multiplying actual Net Sales of such Combination Product (calculated as set forth above) by the fraction D/(D+E), where D is the fair market value of the portion of the Combination Product that contains the Product, and E is the fair market value of the portion of the Combination Products containing the other active pharmaceutical ingredient included in such combination product, as such fair market values are determined by mutual agreement of the Parties, which shall not be unreasonably withheld.

Neither Party nor its Affiliates shall sell any Product in combination with or as part of a bundle with other products, or offer packaged arrangements to customers that include a Product, in such a manner as to disproportionately discount the selling price of such Product as compared with the weighted-average discount applied to such other products as a percent of the respective list prices (or if not available, a good faith estimate thereof) of such products and such Product prior to applying the discount.

1.49 “Out-Licensing Agreement” means a XOMA Out-Licensing Agreement or Zydus Out-Licensing Agreement, as applicable.

1.50 “Out-Licensing Revenue” means all amounts including up-fronts, milestone, royalties or equity investments (including the fair market value of non-cash consideration) received by a Party and its Affiliates from a Third Party as consideration for a (sub)license [*], but excluding (a) fair market payments for research and development services, (b) the fair market value of equity (provided that any premium over fair market value shall be included as Out-Licensing Revenue), (c) reimbursements of Patent expenses, (d)  fair market payments for materials or inventory, (e) loans, except to the extent forgiven, (f) payments in connection with the sale of all or substantially all of the business or assets of a Party whether by merger, sale of stock or assets or otherwise; and (g) payments for assets other than such grant  of rights.

-7 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

1.51 “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.52 “Phase 1 Clinical Trial” means a clinical trial of a Product in human subjects, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients.
1.53 “Phase 2 Clinical Trial” means a clinical trial of a Product in human patients in any country to determine initial efficacy and dose range finding before embarking on a Phase 3 Clinical Trial.

1.54 “Phase 3 Clinical Trial” means a clinical trial of a Product in human patients in any country with a defined dose or a set of defined doses of such Product designed to ascertain efficacy and safety of such Product for the purpose of preparing and submitting an MAA to an applicable Regulatory Authority.  Phase 3 Clinical Trial includes a clinical trial designated as a phase 2/3 clinical trial or phase 2 clinical trial that is intended to be a pivotal clinical trial.

1.55 “Prosecution and Maintenance” and its correlates means the preparation, filing and prosecution of a Patent application and maintenance of a Patent (including any interferences, reissue proceedings and re-examinations).

1.56 “Product” means the product containing only a XOMA Antibody and a Zydus IL-2, in any formulation or presentation.
1.57 “Product Infringement” has the meaning set forth in Section 9.3(a).

1.58 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.59 “Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Product in any regulatory jurisdiction, including pricing and reimbursement approval that is necessary for commercial sale.

1.60 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction.  For countries where

-8 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.61 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.62 “Regulatory Filings” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, manufacture or Commercialization of any Product (including any XOMA Antibody or Zydus IL-2 contained therein) made to or received from any Regulatory Authority in a given country, including any CTAs and MAAs.

1.63 “ROFN Period” has the meaning set forth in Section 2.9.
1.64 “ROFN Termination” has the meaning set forth in Section 2.9.

1.65 “Royalty Term”  means, on a Product-by-Product and country-by-country basis, the period commencing on the date of the First Commercial Sale of such Product in such country until the later of (i) the expiration of the last‑to‑expire Valid Claim [*] in such Country that claims [*] such Product (or [*] contained therein); (ii) [*] years after the First Commercial Sale of such Product in such country; and (iii) the expiration of all Regulatory Exclusivities for such Product in such country.

1.66 “Safety Data” means Data generated by or on behalf of a Party or its Affiliates or Sublicensees related solely to any adverse drug experiences and serious adverse drug experiences relating to any Product (including any XOMA Antibody or Zydus IL-2 contained therein) as such information is reportable to Regulatory Authorities.  Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.67 “Sublicensee” means a Third Party to whom a Party grants a sublicense under the rights granted hereunder to Develop, make, use or import any Product or promote, offer for sale or sell any Product in the Field in such Party’s Territory, beyond the mere right to purchase Products from such Party and its Affiliates.  Neither Party nor any of its Affiliates be deemed a Sublicensee.

1.68 “Term” has the meaning set forth in Section 13.1.
1.69 “Territory” means the XOMA Territory and/or the Zydus Territory, as applicable.
1.70 “Third Party” means any entity other than XOMA or Zydus or an Affiliate of XOMA or Zydus.

-9 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

1.71 “Third Party License” has the meaning set forth in Section 2.7(a).

1.72 “Valid Claim” means (a) a claim of an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending Patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.73 “XOMA Antibody” means any of the following: (a) XOMA’s proprietary monoclonal antibody known as mAb19, as more specifically described in Exhibit B, and (b) XOMA’s back-up and follow-on antibodies to mAb19 as set forth in Exhibit B, and includes in each of case (a) and (b) any isoforms, allelic variants, mutants, polymorphisms, modified forms and fragments of each such antibody, and any human and non-human counterparts thereof.

1.74 “XOMA Commercialization Plan” has the meaning set forth in Section 5.3.

1.75 “XOMA Partner” means any Sublicensee of XOMA with respect to the Development and Commercialization of any Product in any country in the XOMA Territory, excluding any contract research organization or other Third Party conducting activities on solely on behalf of XOMA or its Affiliates.

1.76 “XOMA Indemnitee” has the meaning set forth in Section 11.2.

1.77 “XOMA Know-How” means all Know-How Controlled by XOMA or its Affiliates as of the Effective Date or during the Term, excluding Collaboration Know-How, that is necessary or specifically useful for the Development, manufacture or Commercialization of any Product in the Field, but excluding (a) any Know-How related to any active ingredient other than a XOMA Antibody or IL-2,   and (b) any Know-How licensed to XOMA or its Affiliates by a Third Party pursuant to a license agreement that is not a Third Party License.

1.78 “XOMA Out-Licensing Agreement” means any agreement between XOMA or its Affiliate and a XOMA Partner pursuant to which such XOMA Partner receives a (sub)license [*] to Develop or Commercialize a Product in the XOMA Territory.

1.79 “XOMA Out-Licensing Payment Term” means, with respect to a particular XOMA Out-Licensing Agreement, the period commencing on the effective date of such XOMA Out-Licensing Agreement and ending upon: (a) with respect to payments under such XOMA Out-Licensing Agreement based on sales of a specific Product in a specific country, the later of (i) the expiration of the last‑to‑expire Valid Claim of a [*] in such country that claims [*] such Product (or [*] contained therein); (ii) [*] years after the First Commercial Sale of such Product in such country; and (iii) the expiration of all Regulatory Exclusivities for such Product in such country; and (b) with respect to all other payments under such XOMA Out-Licensing Agreement,  the expiration of the last‑to‑expire Valid Claim of a [*] (sub)licensed to the applicable XOMA Partner pursuant to such XOMA Out-Licensing Agreement that claims [*] a Product (or [*]).

-10 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

1.80 “XOMA Patents” means all Patents Controlled by XOMA or its Affiliates as of the Effective Date or during the Term,  excluding Collaboration Patents, that are necessary or reasonably useful for the Development or Commercialization of any Product  in the Field in the Zydus Territory or the manufacture of a Product in the Zydus Territory or the XOMA Territory, but excluding (a) any Patents to the extent claiming the manufacture, use or sale of any active ingredient other than a XOMA Antibody or IL-2, and (b) any Patents licensed to XOMA or its Affiliates by a Third Party pursuant to a license agreement that is not a Third Party License.

1.81 “XOMA Sole Collaboration Patent” means a Collaboration Patent that is solely owned by XOMA.
1.82 “XOMA Technology” means the XOMA Know‑How and the XOMA Patents.
1.83 “XOMA Territory” means the world, excluding the Zydus Territory.
1.84 “Zydus Commercialization Plan” has the meaning set forth in Section 5.2.

1.85 “Zydus IL-2” means the form of IL-2 under development by Zydus as of the Effective Date, as further described in Exhibit C,  and any other form of IL-2 Controlled by Zydus or its Affiliates as of the Effective Date or during the Term.

1.86 “Zydus Indemnitee” has the meaning set forth in Section 11.1.

1.87 “Zydus Know-How”  means all Know-How Controlled by Zydus or its Affiliates as of the Effective Date or during the Term, excluding Collaboration Know-How, that is necessary or specifically useful for the Development, manufacture or Commercialization of any Product in the Field,  but excluding (a) any Know-How related to any active ingredient other than a XOMA Antibody or IL-2,  and (b) any Know-How licensed to Zydus or its Affiliate by a Third Party pursuant to a license agreement that is not a Third Party License.

1.88 “Zydus Out-Licensing Agreement” means any agreement between Zydus or its Affiliate and a Third Party pursuant to which such Third Party receives a (sub)license [*] to Develop or Commercialize a Product in the Zydus Territory.

1.89 “Zydus Out-Licensing Payment Term” means, with respect to a particular Zydus Out-Licensing Agreement, the period commencing on the effective date of such Zydus Out-Licensing Agreement and ending upon: (a) with respect to payments under such Zydus Out-Licensing Agreement based on sales of a specific Product in a specific country, the applicable Royalty Term; and (b) with respect to all other payments under such Zydus Out-Licensing Agreement,  the expiration of the last‑to‑expire Valid Claim of a [*] (sub)licensed to the applicable Sublicensee pursuant to such Zydus Out-Licensing Agreement that claims [*] a Product (or [*] contained therein).

1.90 “Zydus Patents”  means all Patents Controlled by Zydus or its Affiliates as of the Effective Date or during the Term, excluding Collaboration Patents, that are necessary or reasonably useful for the Development or Commercialization of any Product in the Field in the XOMA Territory or the manufacture of a Product in the Zydus Territory or the XOMA Territory,  excluding (a) any Patents to the extent claiming the manufacture, use or sale of any active

-11 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

ingredient other than a XOMA Antibody or IL-2, and (b) any Patents licensed to Zydus or its Affiliates by a Third Party pursuant to a license agreement that is not a Third Party License.
1.91 “Zydus Sole Collaboration Patent” means a Collaboration Patent that is solely owned by Zydus.
1.92 “Zydus Technology” means the Zydus Know-How and the Zydus Patents.
1.93 “Zydus Territory” means India, Brazil, Mexico, [*].
2.	Grant of Licenses
2.1 Licenses Granted to Zydus.

(a) Subject to the terms and conditions of this Agreement, XOMA hereby grants to Zydus, during the Term,  (i) an exclusive (subject to XOMA’s retained rights under Section 2.4), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the XOMA Technology and XOMA’s interest in the Collaboration Technology, to Develop, use, sell, offer for sale and import Products  in the Field in the Zydus Territory; and (ii)  a non-exclusive license, with the right to grant sublicenses as provided in Section 2.2, under the XOMA Technology and XOMA’s interest in the Collaboration Technology, to make and have made Products (including XOMA Antibodies and Zydus IL-2 solely for use therein) anywhere in the world solely for purposes of Developing and Commercializing Products in the Field in the Zydus Territory and fulfilling Zydus’ supply obligations to XOMA and XOMA Partners pursuant to Section 6.2.

(b) For clarity, the foregoing license excludes the rights to Develop, manufacture, have manufactured, use, sell, offer for sale or import any XOMA Antibody except in connection with the Development, manufacture, use, import or sale of Products in the Field in the Zydus Territory or the fulfillment of Zydus’ supply obligations to XOMA and XOMA Partners pursuant to Section 6.2.

(c) Zydus acknowledges that portions of the XOMA Technology are Controlled by XOMA pursuant to the [*] Agreement and that such rights are subject to the terms and conditions of the [*] Agreement (including the retained rights thereunder), and agrees to comply with such terms and conditions.

2.2 Sublicenses.  Zydus shall have the right to grant sublicenses under the license granted in Section 2.1 to any of its Affiliates or to any Third Party,  provided that during the ROFN Period, such sublicenses shall require the prior written consent of XOMA, which shall not be unreasonably withheld, delayed or conditioned.  All sublicenses granted under the license granted in Section 2.1 shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement.  Zydus shall ensure that each agreement with an Affiliate or a Sublicensee granting a sublicense under the license granted in Section 2.1: (a)  grants XOMA all rights with respect to Know-How made or generated by such Affiliate or Sublicensee as if such Know-How was made or generated by Zydus; (b) grants XOMA rights to cross-reference Regulatory Filings of such Affiliate or Sublicensee as if such Regulatory Filings were made or generated by Zydus;  and (c) includes restrictions on activities outside the country(ies) sublicensed

-12 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

to such Affiliate or Sublicensee at least as protective of XOMA’s rights as Section 5.6(a), and expressly provides that breach of such restrictions will be a material breach of the sublicense agreement giving rise to a termination right of Zydus.  Zydus shall be responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement.  Within thirty (30) days after execution, Zydus shall provide XOMA with a full and complete copy of each agreement granting a sublicense under the license granted in Section 2.1 to any Third Party and any amendment thereto.

2.3 Licenses Granted to XOMA.

(a) Subject to the terms and conditions of this Agreement, Zydus hereby grants to XOMA during the Term: (i) an exclusive, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the Zydus Technology and Zydus’ interest in the Collaboration Technology to Develop, manufacture, have manufactured, use, import, sell and offer for sale Products in the XOMA Territory; and (ii)  a non-exclusive license, with the right to grant sublicenses as provided in Section 2.2 (applied mutatis mutandis), under the Zydus Technology and Zydus’ interest in the Collaboration Technology, to make and have made Products (including XOMA Antibodies and Zydus IL-2 solely for use therein) anywhere in the world solely for purposes of Developing and Commercializing Products in the Field in the XOMA Territory.

(b) For clarity, the foregoing license excludes the rights to Develop, manufacture, have manufactured, use, sell, offer for sale or import any Zydus IL-2 except in connection with the Development, manufacture, use, import or sale of Products in the Field in the XOMA Territory.

(c) For clarity, XOMA’s rights under this Section 2.3 are subject to Zydus’ right of first negotiation set forth in Section 2.9 and XOMA shall not exercise any rights under this Section 2.3 unless and until the occurrence of a ROFN Termination.

2.4 Reserved Rights.  XOMA hereby expressly reserves all rights to practice, and to grant licenses under, the XOMA Technology outside the scope of the exclusive license granted in Section 2.1,  for any and all purposes excluding any purposes that are prohibited under this Agreement (including under Section 5.6(b)).  Zydus hereby expressly reserves all rights to practice, and to grant licenses under, the Zydus Technology outside the scope of the exclusive license granted in Section 2.3, for any and all purposes, excluding any purposes that are prohibited under this Agreement (including under Sections 2.5(b), 2.8 and 5.6(a)).

2.5 No Implied Licenses; Covenants.

(a) Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other intellectual property owned or Controlled by the other Party.  Each Party agrees not to,  and not to permit any of its Affiliates or Sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

(b) Zydus covenants that, during the Term, it shall not and shall cause its Affiliates and Sublicensees not to (i) Develop any Product in the XOMA Territory (excluding manufacturing development), (ii) Commercialize or conduct Medical Affairs Activities for any

-13 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

Product in the XOMA Territory, or (iii) knowingly assist any Third Party in undertaking any activity described in subclause (i) or (ii) above, except in each case with XOMA’s prior written consent given on a case-by-case basis.

(c) XOMA covenants that, during the Term, it shall not and shall cause its Affiliates and XOMA Partners not to (i) Develop any Product in the Zydus Territory (excluding manufacturing development), (ii) Commercialize or conduct Medical Affairs Activities for any Product in the Zydus Territory, or (iii) knowingly assist any Third Party in undertaking any activity described in subclause (i) or (ii) above, except in each case with Zydus’ prior written consent given on a case-by-case basis.

(d) XOMA covenants that, during the Term, it shall maintain the [*] Agreement in full force and effect for so long as Zydus or any of its Affiliates or Sublicensees is Developing, manufacturing or Commercializing Products in the Zydus Territory that are covered or claimed by any Patent sublicensed to Zydus hereunder pursuant to the [*] Agreement.

2.6 Use of Subcontractors.  Zydus may perform its Development, manufacturing, regulatory and Commercialization activities under this Agreement through one or more subcontractors, provided that (a)  Zydus shall inform the JSC in the course of the regularly scheduled JSC meetings of the subcontractors engaged or intended to be engaged by Zydus for the JSC’s review, and shall provide any information related to such subcontractors and such activities as XOMA may reasonably request; (b) Zydus will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (c) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 12, and, for subcontractors conducting Commercialization or manufacturing activities, covenants consistent with those in Section 5.6(a); and (d) each subcontractor agrees in writing to assign all Know-How developed in the course of performing any such work to Zydus.

2.7 Third Party Licenses.

(a) If a Party (the “Licensing Party”) enters into any agreement with a Third Party after the Effective Date that includes a sublicenseable license from such Third Party under any Know-How or Patents that are necessary or reasonably useful to Develop, manufacture or Commercialize any Product in the Field (including a XOMA Antibody or Zydus IL-2 for use therein) in the other Party’s Territory, then the Licensing Party shall notify the other Party, identifying the relevant Know-How or Patents.  The Licensing Party shall disclose to the other Party the substantive terms of the applicable license agreement to the extent applicable to the rights that would be sublicensed to the other Party.  Such license agreement shall be deemed a “Third Party License”, and such Know-How and Patents, to the extent falling within the definition of XOMA Technology (if XOMA is the Licensing Party) or Zydus Technology (if Zydus is the Licensing Party), will be sublicensed to the other Party only if such other Party provides the Licensing Party with written notice in which:  (i)  such other Party consents to adding such Patents and Know-How to the definition of XOMA Technology (where XOMA is the Licensing Party) or Zydus Technology (where Zydus is the Licensing Party);  (ii)  such other Party agrees to be responsible for all payments that would be owed under such license agreement as a result of the Licensing Party’s granting a sublicense to such other Party or such other Party’s practice

-14 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

thereunder, including such other Party and its Affiliates’ and Sublicensees’ Development, manufacture, use and importation of Products (or the XOMA Antibody or Zydus IL-2 used therein), and offer for sale and sale of Products, and a reasonable allocation of all other payments under such agreement, and to make all payments when due and provide all reports required under such license agreement; and (iii)  such other Party acknowledges in writing that its sublicense under such license agreement is subject to the terms and conditions of such license agreement and agrees to comply therewith.    For clarity, notwithstanding subsections (i) and (ii) above, the [*] Agreement is deemed to be a Third Party License.

(b) The non-Licensing Party shall (i) provide the Licensing Party, in a timely manner as necessary for Licensing Party to comply with its obligations under each Third Party License, with all information needed in order to determine the requirement to make, and the amount of, any payment thereunder, to the extent resulting from the grant, maintenance or exercise of a sublicense to the non-Licensing Party; and (ii) promptly (but in no event later than [*] days after the Licensing Party’s submission of a correct invoice therefor) reimburse the non-Licensing Party for the full amount of each such payment.

(c) Each Party shall promptly notify the other Party if it becomes aware of any Know-How or Patents of a Third Party that are necessary or reasonably useful to Develop, manufacture or Commercialize any Product (including the applicable XOMA Antibody or Zydus IL-2).  XOMA shall have the first right to negotiate and obtain a world-wide sublicenseable license from such Third Party under such Know-How or Patents if [*]. Zydus shall have the first right to negotiate and obtain a world-wide sublicenseable license from such Third Party under such Know-How or Patents if [*].

2.8 Competing Products.

(a) Non-Compete Obligation. During the Term, Zydus shall not, and shall ensure that its Affiliates and Sublicensees do not, directly or indirectly, alone or with or through any Third Party, Develop or Commercialize any Competing Product [*], without XOMA’s prior written consent.    During the Term XOMA shall not, and shall ensure that its Affiliates and Sublicensees do not, directly or indirectly, alone or with or through any Third Party, Develop or Commercialize any Competing Product [*], without Zydus’ prior written consent.

(b) Change of Control of Zydus.  Zydus shall notify XOMA within [*] Business Days following any Change of Control of Zydus or any of its Affiliates performing work in connection with this Agreement, which notice shall specify whether the acquirer or any of its Affiliates (other than Zydus or its Affiliates existing prior such Change of Control) has rights to a Competing Product that would cause Zydus to breach Section 2.8(a) as a result of such Change of Control (a “Zydus Competitive Change of Control”).  Within [*] days following its receipt of Zydus’ notice of a Zydus Competitive Change of Control, XOMA shall elect by written notice to Zydus:  (i) to terminate this Agreement, effective [*] days after the date of XOMA’s notice, or such longer period as reasonably requested by either Party to transition Development, pharmacovigilance, supply and regulatory responsibilities to XOMA, not to exceed [*] days without the other Party’s prior written consent or (ii) to require Zydus and its Affiliates (including such acquirer and its Affiliates) to terminate all activities with respect to such Competing Product, in which case Zydus shall ensure that it and all Affiliates cease all manufacturing, development,

-15 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

promotional and commercialization activities for such Competing Product within [*] days after receipt of XOMA’s notice.   During the period from the closing of the Change of Control until the effective date of termination of this Agreement or termination of all restricted activities, as applicable, Zydus and its Affiliates shall establish and enforce internal processes, policies, procedures and systems to strictly segregate information relating to any Competing Product from any Know-How related to any XOMA Antibody or Product, and shall not use, directly or indirectly, any XOMA Know-How or Zydus Know-How in connection with any Competing Product.

(c) Change of Control of XOMA. XOMA shall notify Zydus within  [*] Business Days following any Change of Control of XOMA or any of its Affiliates performing work in connection with this Agreement, which notice shall specify whether the acquirer or any of its Affiliates (other than XOMA or its Affiliates existing prior such Change of Control) has rights to a Competing Product that would cause XOMA to breach Section 2.8(a) as a result of such Change of Control (a “XOMA Competitive Change of Control”).  Within [*] days following its receipt of XOMA’s notice of a XOMA Competitive Change of Control, Zydus shall elect by written notice to XOMA: (i) to terminate this Agreement, effective [*] days after the date of Zydus’ notice, or (ii) to require XOMA and its Affiliates (including such acquirer and its Affiliates) to terminate all activities with respect to such Competing Product, in which case XOMA shall ensure that it and all Affiliates cease all manufacturing, development, promotional and commercialization activities for such Competing Product within [*] days after receipt of Zydus’ notice.  During the period from the closing of the Change of Control until the effective date of termination of this Agreement or termination of all restricted activities, as applicable, XOMA and its Affiliates shall establish and enforce internal processes, policies, procedures and systems to strictly segregate information relating to any Competing Product from any Know-How related to any Zydus Antibody or Product, and shall not use, directly or indirectly, any Zydus Know-How or XOMA Know-How in connection with any Competing Product.

2.9 Right of First Negotiation.

(a) Commencing on the Effective Date and ending one hundred and eighty (180) days following the completion of the first Phase 2 clinical trial of first Product in the Zydus Territory (i.e., database lock) (the “ROFN Period”),    Zydus shall have the exclusive first right to negotiate an exclusive license under the XOMA Technology and XOMA’s interest in the Collaboration Technology to Develop, make, have made, use, sell and offer for sale the Products in the XOMA Territory (a  “XOMA Territory License”) in accordance with this Section.  If Zydus provides XOMA with written notice during the ROFN Period that it wishes to exercise such right (a “Negotiation Notice”), then for [*] days following XOMA’s receipt of such notice (the “Negotiation Period”) the Parties shall negotiate in good faith the commercially reasonable terms of a XOMA Territory License.  If Zydus does not provide a Negotiation Notice to XOMA during the ROFN Period, or if Zydus provides a Negotiation Notice during the ROFN Period and the Parties do not execute a definitive agreement for the XOMA Territory License within the Negotiation Period (each, a “ROFN Termination”), then XOMA shall have the right to grant licenses to one or more Third Parties to Develop, make, have made, use, sell and offer for sale the Products in the XOMA Territory (each such Third Party, a “XOMA Partner”), subject to XOMA’s payment obligations to Zydus as set forth in Section 7.3.  If Zydus provided XOMA with a Negotiation Notice during the Negotiation Period, then notwithstanding the foregoing, for [*]

-16 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

months following the expiration of the Negotiation Period XOMA shall not grant a XOMA Territory License to any Third Party on terms that are materially less favorable to XOMA, taken as a whole, then the terms last offered in writing by Zydus.

If after [*] months of the expiration of the Negotiation Period, XOMA has not entered into a license agreement with a Third Party with respect to the Products in the XOMA Territory, then in such case, at Zydus’ request, the Parties shall discuss in good faith terms on which Zydus may obtain a XOMA Territory License.

(b) It is the intention of the Parties that XOMA,  prior to the ROFN Termination, shall not grant a  license under the XOMA Technology and XOMA’s interest in the Collaboration Technology to Develop, make, have made, use, sell and offer for sale the Products in the Field in the XOMA Territory directly or through a Third Party without Zydus having the right of first negotiation contemplated in this Section 2.9.

2.10 Termination of [*] Agreement.  In the event of termination of the [*] Agreement, Zydus may elect to  continue its sublicense under the [*] Agreement as a direct license from [*] by advising [*] in writing, within  [*] days of Zydus’ receipt of written notice of such termination, of its  election, and of its agreement to assume all the obligations (including obligations for payment) of  XOMA contained in the [*] Agreement applicable to the scope of Zydus’ sublicense (other than  obligations to seek a sublicensee), provided that [*] shall not be required to assume any obligation that is not consistent with [*] obligations under the [*] Agreement.

3.	Governance

3.1 Joint Steering Committee.  Within [*] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of two (2) representatives of each Party, to guide the collaboration of the Parties under this Agreement, including overseeing the Development of Products  in the Field in the Parties’ respective Territories and the exchange of information between the Parties with respect to such Development.  Each JSC representative shall have knowledge and expertise in the development of products similar to Products and shall have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC shall in particular:

(a) provide a forum for the discussion of the Development of Products in the Field in the Zydus Territory;
(b) review and approve any proposed amendments to the Development Plan and any significant deviations from the Development Plan;
(c) determine which Indications in the Field to pursue for each Product in the Zydus Territory;
(d) facilitate the exchange of Data and updates with respect to out-licensing activities with respect to the Products between the Parties;

-17 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(e) review all regulatory actions and communications and review and approve all Regulatory Filings for Products in the Zydus Territory;
(f) review and discuss the Commercialization of Products in the Zydus Territory, including the reports and plans provided under Section 5.2;

(g) in the event of a ROFN Termination, establish procedures for the Parties to coordinate their regulatory activities in their respective Territories (including activities being conducted by a XOMA Partner) and exchange relevant data and oversee such activities; and

(h) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development of Products in the Field in the Zydus Territory,  as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.2 JSC Membership and Meetings.

(a) Members.  Each Party shall notify the other Party of its JSC members within thirty (30) days after the Effective Date.  Each Party may replace its JSC representatives on written notice to the other Party.  Each Party shall appoint one (1) of its JSC representatives to act as a co-chairperson of the JSC.  The co-chairpersons shall jointly prepare and circulate agendas to JSC members at least seven (7) days before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the co-chairpersons and circulated to JSC members within thirty (30) days of such meeting.

(b) Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter.  Meetings may be held in person, or by audio or video teleconference, as agreed by the Parties.  Each Party shall be responsible for all of its own expenses of participating in JSC meetings.  No action taken at any meeting of the JSC shall be effective unless at least one (1) representative of each Party is participating.

(c) Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least seven (7) days prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(d) Limits of Authority.  The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the foregoing, the JSC (and the Executive Officers and a Party with final decision-making authority acting in accordance with subsection (e) below) will not have the power to amend this Agreement or to determine compliance or non-compliance with any term hereof, or to cause either Party to any action that is in violation of Applicable Laws or the terms of any applicable Third Party License.  No decision of the JSC (or of the Executive Officers or of

-18 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

a Party with final decision-making authority pursuant to subsection (e) below) may contravene any terms and conditions of this Agreement.

(e) JSC Decision-Making.  All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and the JSC will endeavor to reach consensus on all matters for decision.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within five (5) Business Days after such matter was brought to the JSC for resolution, such disagreement shall be referred to the Chief Executive Officer of XOMA and the President-Biologics of Zydus  (collectively, the “Executive Officers”) for resolution, who shall use good faith efforts to resolve such matter within ten (10) Business Days after it is referred to them.   If the Executive Officers are unable to reach consensus on any such matter during such period, then:

(i) Subject to Section 3.2(d),  [*] shall have the deciding vote with respect to any aspects of such matter relating to [*]; provided that any such deciding vote shall be exercised in good faith, and after good faith consideration of [*] comments or requests on such matters that [*]; and

(ii) Subject to Section 3.2(d),  [*] shall have the deciding vote with respect to any aspects of such matter relating to [*]; provided that any such deciding vote shall be exercised in good faith, and after good faith consideration of [*] comments or requests on such matters that [*].

3.3 Alliance Managers.    Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for alliance management between the Parties on a day-to-day basis throughout the Term and may also be, but need not be, a JSC member.  Each Alliance Manager, if not a JSC member, shall be permitted to attend meetings of the JSC as a  non-voting participant.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and between the Parties.

3.4 Discontinuation of Participation on the JSC. XOMA’s membership in the JSC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of the JSC.  XOMA shall have the right to withdraw, at any time, from membership on the JSC upon [*] prior written notice to Zydus, which notice shall be effective upon the expiration of such [*] period. Following the issuance of such notice: (a) XOMA’s membership in the JSC shall be terminated and (b) each Party shall have the obligation to provide and the right to continue to receive the information it would otherwise be required to provide and entitled to receive under the Agreement and to participate directly with the other Party in discussions, reviews and approvals currently allocated to the JSC pursuant to this Article 3.  If the

-19 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

JSC is disbanded, then any data and information of the nature intended to be shared within the JSC shall be provided by each Party directly to the other Party.
4.	Development and Regulatory Activities
4.1 General; Diligence.

(a) Subject to the terms and conditions of this Agreement, Zydus shall be responsible, at its sole cost and expense, for all Development of the Products in Field in the Zydus Territory, including all pre-clinical studies (including any studies required for any CTA filing for a Product in the Zydus Territory),  clinical trials and regulatory activities, that are necessary for or otherwise support obtaining and maintaining Regulatory Approvals in Field in the Zydus Territory.

(b) The Parties have agreed that the financial consideration to be paid to XOMA in exchange for the rights granted and materials transferred hereunder will be largely deferred until such time as Zydus has substantially advanced the Development of the Products and commenced Commercialization of the Products, such that XOMA is reliant on Zydus’ diligent Development and Commercialization of the Products to fully receive the benefit of its bargain.  Accordingly, Zydus shall use Commercially Reasonable Efforts to Develop and to seek and obtain Regulatory Approval of Products in the Field in the Zydus Territory using the most efficient pathway to Regulatory Approval in the Zydus Territory, including all available accelerated or fast-track regulatory and clinical development pathways that are applicable to Products, e.g., rare disease or orphan drug approval pathways, while taking into consideration the potential impact of such Development and Regulatory Approval on the Development and Regulatory Approval of Products outside the Zydus Territory.    [*] For clarity, any delay solely caused by [*] shall not be constituted as a delay in meeting the timelines. Further, the timelines and/or [*] set forth in Exhibit D may be reasonably updated from time to time based on experiment success or failure by mutual consent of both Parties through JSC; for clarity, notwithstanding Section 3.2(e), [*] the final decision with respect thereto.

(c) If the Development of the Product [*] during the ROFN Period, (i) Zydus will notify XOMA in writing [*] within [*] days of such event, [*].

4.2 Development Plan.  Zydus shall conduct all Development of Products in the Zydus Territory in accordance with a  comprehensive development plan for each Product (as amended in accordance with this Agreement, the “Development Plan”).    Zydus shall not conduct any Development activity with any XOMA Antibody except as set forth in the Development Plan.  Within [*] days after the Effective Date, Zydus shall prepare a detailed Development Plan for the Products, consistent with the initial high-level outline attached as Exhibit A,  for the JSC’s review and approval.  The Development Plan shall be consistent with Section 4.1 and Exhibit D and shall include for each Product: (a) detailed descriptions of each pre-clinical study and clinical trial therefor, including the design, patient population, enrollment criteria, dosing levels, endpoints and protocols thereof; (b) the regulatory strategy in each applicable Indication throughout the Zydus Territory; and (c) timelines for Initiating each clinical trial of such Product in each Indication, timelines for filing CTAs for each Product and MAAs for each Product in each Indication in the Zydus Territory, and anticipated date of First Commercial Sale of each Product in each Country

-20 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

in the Zydus Territory. From time to time, but at least every [*] months, Zydus shall update each Development Plan and submit such updated plan to the JSC for review, discussion and approval.
4.3 Transfer of Know-How.

(a) Following the Effective Date, XOMA shall transfer to Zydus the XOMA Antibodies and related XOMA Know-How that are in XOMA’s possession or control, as set forth in Exhibit E.  Zydus acknowledges that such materials are provided “as is” and “where is” and without any representation or warranty by XOMA as to their suitability or usability for Zydus’ Development activities or any other purpose.  Zydus shall be responsible for all costs associated with the transfer of the XOMA Antibodies (including shipping, packaging, insurance and other transfer costs) under this Section 4.3.

(b) In the event of a ROFN Termination, Zydus shall, within [*] days following the date of such ROFN Termination or such longer period as the Parties may agree, transfer to XOMA or its designee all Zydus Know-How in Zydus’ possession or control, including the Know-How and materials described in Exhibit F.  The JSC shall establish the procedures for such transfer.  At XOMA’s request and expense, Zydus shall provide reasonable consultation to enable XOMA and/or XOMA Partners to utilize the Zydus Know-How for the Development and manufacture of Products in the XOMA Territory.

4.4 Conduct of Development Activities.  Zydus shall conduct all Development of XOMA Antibodies and Products  hereunder in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.5 Data.

(a) Data Ownership.  As between the Parties, except as expressly set forth herein, [*] shall own such Data, subject to the licenses and other rights granted by such Party to the other Party under this Agreement with respect to the use of or access to such Data.

(b) Data Exchange. During the Term, and subject to Applicable Laws and good scientific practice, each Party shall provide to the other Party promptly upon request by such other Party (but no more frequently than once every [*] months), to the extent not already provided and at no additional cost to such other Party, electronic access to all Data generated by or on behalf of the Party or its Affiliates with respect to and in the course of conducting studies with respect to the Products (including all study reports analyzing such Data), which are necessary or reasonably useful for such other Party to obtain or maintain Regulatory Approval of such Products in its respective Territory (it being understood that [*] generate or provide any such Data [*]).  Any Data provided by one Party to the other Party under this Section shall be provided in the original language in which such Data was generated, provided that, if such original language is not English, then the Party supplying such Data shall upon the other Party’s request also provide English translations thereof.  The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Data. Subject to subsection (c) below, such other Party and its Affiliates and (sub) licensees shall have the right to use and reference any such

-21 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

Data to obtain and maintain Regulatory Approval for the Products and otherwise Commercialize the Products in its respective Territory in accordance with the terms of this Agreement.

(c) Data from XOMA Partners.  XOMA’s obligation to share the Safety Data related to the Products generated by a  XOMA Partner for Zydus’ use in the Zydus Territory in accordance with this Agreement shall be stipulated in such XOMA Out-Licensing Agreement.  XOMA shall use Commercially Reasonable Efforts to include in each XOMA Out-Licensing Agreement the right for Zydus to use in the Zydus Territory efficacy Data and Regulatory Filings for Products generated by such XOMA Partner, provided that [*], then [*] and [*] under this Agreement [*].

4.6 Conduct of Regulatory Activities.    Subject to the terms and conditions of this Agreement, Zydus shall be solely responsible for formulating regulatory strategy, for preparing and filing Regulatory Filings and for obtaining and maintaining Regulatory Approvals for Products in the Field in the Zydus Territory.  Zydus shall be the holder of all Regulatory Approvals for Products in the Field in the Zydus Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Products in the Field in the Zydus Territory.  Zydus shall consult with XOMA through the JSC regarding, and keep XOMA regularly and fully informed of, the preparation, Regulatory Authority review and approval of Regulatory Filings, which shall be subject to JSC approval, and communications with Regulatory Authorities with respect to XOMA Antibodies or Products in the Field in the Zydus Territory.  In addition, Zydus shall promptly provide XOMA with copies of all material documents, information and correspondence received from a Regulatory Authority and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to XOMA Antibodies,  Products or activities under this Agreement, in each case, if requested by XOMA and at XOMA’s expense, with an English translation thereof.  Zydus shall bear all expenses it incurs to conduct all regulatory activities under this Agreement.

4.7 Meetings with Regulatory Authorities. At each regularly scheduled JSC meeting, Zydus shall provide XOMA with a list and schedule of any substantive in-person meeting or teleconference with any Regulatory Authority (or related advisory committee) in the Zydus Territory planned for the next Calendar Quarter that relates to any XOMA Antibody or Product. In addition, Zydus shall notify XOMA as soon as reasonably possible if it becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. XOMA shall have the right to provide input in preparation for all such meetings and teleconferences and the right, but not the obligation, to have its representatives attend and participate in such meetings and teleconferences, to the extent permitted under Applicable Laws. Each Party will be solely responsible for all costs it incurs to participate in such meetings and teleconferences.

4.8 Adverse Event Reporting; Pharmacovigilance Agreement.  As between the Parties:  (a) XOMA shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product  quality, product complaints and Safety Data relating to Products  (including the XOMA Antibodies and Zydus IL-2 contained therein) to the appropriate Regulatory Authorities in the XOMA Territory; and (b) Zydus shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and Safety Data relating to Products  (including the XOMA Antibodies and Zydus IL-2 contained therein) to

-22 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

the appropriate Regulatory Authorities in the Zydus Territory, in each case in accordance with Applicable Laws of the relevant countries and Regulatory Authorities.  The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and Zydus shall comply with all pharmacovigilance requirements necessary to support Development and Commercialization of Products in the XOMA Territory.  Each Party shall be solely responsible for all costs it incurs to conduct its respective pharmacovigilance responsibilities.  In the event of a ROFN Termination, the Parties shall thereafter enter into a pharmacovigilance agreement on terms that comply with ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of Safety Data relating to XOMA Antibodies and Products worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of Safety Data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of Safety Data.

4.9 Records and Updates; Audits.

(a) Zydus shall maintain records, in sufficient detail and in good scientific manner, and consistent with Applicable Laws, appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Zydus in the performance of Development (including related manufacturing) and regulatory activities pursuant to this Agreement.  Zydus shall keep the JSC regularly informed of the status of all Development and regulatory activities conducted with respect to Products (including the XOMA Antibodies and Zydus IL-2 contained therein) in the Zydus Territory pursuant to this Agreement.  Without limiting the foregoing, at least every [*] months, Zydus shall provide the JSC or XOMA with all Zydus Know-How (including Data) generated since the last disclosure under this Section 4.9, along with an English translation thereof, and summaries in reasonable detail of all data and results generated or obtained in the course of Zydus’ and its Affiliates’ and Sublicensees’ performance of activities with respect to Products (including the XOMA Antibodies and Zydus IL-2 contained therein), covering subject matter at a level of detail reasonably requested by XOMA and sufficient to enable XOMA to determine Zydus’ compliance with its diligence obligations under Section 4.1.

(b) With respect to any facility or site at which Zydus or its Affiliates conducts any Development or regulatory activities with respect to a Product (including associated manufacturing) XOMA and its representatives shall have the right upon [*] days written notice to Zydus, and during normal business hours, to inspect such site and facility or to accompany such Party to inspect any Third Party subcontractor site and any records relating thereto once per year (or more frequently only when required by an applicable Regulatory Authority) to verify Zydus’ compliance with Applicable Laws in carrying out its obligations under this Agreement, including those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects and the diligence obligations under Section 4.1.   Each Party shall bear its own costs of any such audit. If any such facility or site is found to be non-compliant with GLP, GCP, GMP, pharmacovigilance and safety reporting, or requirements for the protection of human subjects during such an audit, or other Applicable Laws and such non-compliance relates to or impacts any Development activities for a Product, Zydus shall submit to XOMA proposed

-23 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

Corrective and Preventative Actions (“CAPA”) within [*] days after the XOMA provides notice of such non-compliance.  XOMA shall have the right to review and comment on such CAPA, which comments Zydus shall consider in good faith.  Zydus shall implement such CAPA promptly after review and comment by XOMA.

4.10 Out-Licensing Procedure after ROFN Termination.   In the event of ROFN Termination, XOMA shall conduct its efforts to enter into Out-Licensing Agreement(s) in the XOMA Territory in accordance with a process to be defined by XOMA and [*],  which process shall [*] as determined by XOMA in its reasonable business judgment. [*] of such Out-Licensing process. XOMA shall update Zydus through the JSC quarterly meetings with respect to the status of its efforts to enter into Out-Licensing Agreements in its Territory and shall consider Zydus’ reasonable comments with respect to such Out-Licensing Agreements in good faith.

5.	Commercialization

5.1 General.    Subject to the terms and conditions of this Agreement, Zydus shall have the exclusive right to Commercialize Products in the Field in the Zydus Territory during the Term.  Without limiting the foregoing, during the Term, Zydus will have the exclusive right and responsibility for the following with respect to Products in the Field in the Zydus Territory: (a) establishing the Commercialization (including marketing) strategy and tactics; (b) establishing pricing and reimbursement; (c) managed care contracting; (d) receiving, accepting and filling orders; (e) distribution to customers; (f) controlling invoicing, order processing and collecting accounts receivable for sales; and (g) recording sales in its books of account for sales.

5.2 Commercialization Plans and Reports of Zydus.  Within a reasonable time (but no later than [*] months) prior to the first anticipated filing of an MAA for each Product in each country in the Zydus Territory, Zydus shall submit to the JSC a plan for the Commercialization (including marketing, promotion and pricing) of such Product in the Field in such country during the [*] years after First Commercial Sale in such country (the “Zydus Commercialization Plan” for such Country).  Zydus shall update each Zydus Commercialization Plan on at least [*] basis (to cover the subsequent [*]-year period) and shall promptly provide each such update and any material amendments to each Zydus Commercialization Plan to JSC.  Commencing no later than [*] months prior to the anticipated the First Commercial Sale of a Product in any country in the Zydus Territory, and on [*] basis thereafter, Zydus shall provide JSC with a report detailing its Commercialization activities with respect to such Product in the previous [*]-month period, covering subject matter at a level of detail reasonably requested by XOMA and sufficient to enable XOMA to determine Zydus’ compliance with its diligence obligations under Section 5.4.

5.3  Commercialization Plans and Reports of XOMA.    Within a reasonable time (but no later than [*] months) prior to the first anticipated filing of an MAA for each Product in each country in the XOMA Territory, XOMA shall submit to the JSC a plan for the Commercialization (including marketing, promotion and pricing) of such Product in the Field in such country during the [*] years after First Commercial Sale in such country (the “XOMA Commercialization Plan” for such Country). XOMA shall update each XOMA Commercialization Plan on at least [*] basis (to cover the subsequent [*]-year period) and shall promptly provide each such update and any material amendments to each XOMA Commercialization Plan to JSC.  Commencing no later than [*] months prior to the anticipated the First Commercial Sale of a Product in any country in the

-24 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

XOMA Territory, and on [*] basis thereafter, XOMA shall provide JSC with a report detailing its Commercialization activities with respect to such Product in the previous [*]-month period, covering subject matter at a level of detail reasonably requested by Zydus and sufficient to enable Zydus to determine XOMA’s compliance with its diligence obligations under Section 5.5.

5.4 Commercial Diligence.  Zydus shall use Commercially Reasonable Efforts to Commercialize each Product in each country in the Zydus Territory for which it obtains Regulatory Approval.  Without limiting the foregoing, (a) Zydus shall achieve First Commercial Sale of a Product in each country in the Zydus Territory within [*] months after the first Regulatory Approval for such Product has been obtained in such country, and (b) Zydus shall deploy at least the same number of sales representatives and the same level of resources and infrastructure in connection with the Commercialization of a Product in a country as are expended by comparable pharmaceutical companies in such country in connection with the commercialization of products with similar market potential.

5.5 Commercial Diligence.  If XOMA elects to directly Commercialize the Product in the XOMA Territory, then XOMA shall use Commercially Reasonable Efforts to Commercialize each Product in each country in the XOMA Territory for which it obtains Regulatory Approval.  Without limiting the foregoing, in such case, (a) XOMA shall achieve First Commercial Sale of a Product in each country in the XOMA Territory within [*] months after the first Regulatory Approval for such Product has been obtained in such country, and (b) XOMA shall deploy at least the same number of sales representatives and the same level of resources and infrastructure in connection with the Commercialization of a Product in a country as are expended by comparable pharmaceutical companies in such country in connection with the commercialization of products with similar market potential.

5.6 Ex-Territory Activities.

(a) Zydus covenants that during the Term it will not (and will cause its Affiliates, Sublicensees and subcontractors conducting Commercialization and manufacturing activities for Products not to), either itself or through a Third Party, market, promote, sell or actively offer for sale Products in the XOMA Territory. Without limiting the foregoing, with respect to countries outside of the Territory, Zydus shall not (i) engage in any advertising activities relating to Products directed primarily to customers in the XOMA Territory (other than participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser located in the XOMA Territory. To the extent permitted by Applicable Laws, if Zydus receives any order from a prospective purchaser located in the XOMA Territory for use or delivery in a country in the XOMA Territory,  Zydus shall immediately refer that order to XOMA and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order. If Zydus knows or could reasonably be expected to know that its subcontractor, customer or distributor is actively engaged, itself or through a Third Party, in the sale or distribution of any Product in the XOMA Territory, then Zydus shall (A) immediately notify XOMA regarding such activities and provide all information available to Zydus that XOMA may reasonably request concerning such activities and (B) use Commercially Reasonable Efforts necessary to limit such sale or distribution in the XOMA Territory, including cessation of sales to such customer or distributor or enforcement and termination of its agreement with such subcontractor.

-25 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(b) XOMA hereby covenants that during the Term it will not (and will cause its Affiliates and subcontractors conducting Commercialization and manufacturing activities for Products not to), either itself or through a Third Party, market, promote, sell or actively offer for sale Products for use in the Field in the Zydus Territory. Without limiting the foregoing, with respect to countries within the Zydus Territory, XOMA shall not (i) engage in any advertising activities relating to Products directed primarily to customers located in the Zydus Territory (other than any participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser of a Product located in the Zydus Territory. To the extent permitted by Applicable Laws, if XOMA receives any order from a prospective purchaser for a Product in the Zydus Territory for use or delivery in the Zydus Territory,  XOMA shall immediately refer that order to Zydus and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order. If XOMA knows or could reasonably be expected to know that its sub-contractor, customer or distributor is actively engaged, itself or through a Third Party, in the sale or distribution of any Product in the Zydus Territory, then XOMA shall (A) immediately notify Zydus regarding such activities and provide all information available to XOMA that Zydus may reasonably request concerning such activities and (B) use Commercially Reasonable Efforts necessary to limit such sale or distribution in the Zydus Territory in the Field, including cessation of sales to such customer or distributor or enforcement and termination of its agreement with such sub-contractor.

6.	Manufacture and Supply
6.1 Generally. Zydus shall be solely responsible for the manufacture of the active pharmaceutical ingredients (“API”) and for drug product for the Products in the Zydus Territory.
6.2 Supply to XOMA Partners.

(a) Clinical Supply.    At the request of a XOMA Partner, Zydus shall supply API (i.e., XOMA Antibody and/or Zydus IL-2) or drug product for the applicable Product to such XOMA Partner for clinical supply for the XOMA Territory on commercially reasonable terms to be negotiated by Zydus and such XOMA Partner in good faith, and at a transfer cost [*].

(b) Commercial Supply.  At the request of a XOMA Partner, Zydus shall supply API (i.e., XOMA Antibody and/or Zydus IL-2) or drug product for the applicable Product to such XOMA Partner for commercial supply for the XOMA Territory on commercially reasonable terms to be negotiated by Zydus and such XOMA Partner in good faith, and at a transfer cost [*].

6.3 Manufacturing Process Technology Transfer.

(a) Generally.  At the request of a XOMA Partner upon at least [*] months prior written notice,  and in accordance with subsection (c) below, Zydus shall make best efforts to transfer to such XOMA Partner or designee the manufacturing process for API (i.e., XOMA Antibody or Zydus IL-2) or drug product for the applicable Product (the “Manufacturing Process Technology”) in accordance with this Section 6.3.  For clarity, this Section 6.3 does not affect Section 6.2.

-26 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(b) Terms of Transfer.  Promptly following such request under Section 6.3(a),  Zydus shall disclose in writing to XOMA (and such XOMA Partner, if applicable) any Third Party intellectual property to be included in such transfer (“Third Party Transfer IP”) and the terms of any agreement between Zydus and such Third Party that would be applicable to such transfer and subsequent use of such intellectual property in connection with the Manufacturing Process Technology, including any amounts that would be owed to such Third Party in connection therewith (“Third Party Transfer Terms”) or shall certify in writing to XOMA that no Third Party Transfer IP exists.  If Zydus certifies that no Third Party Transfer IP exists, or if Zydus identifies any Third Party Transfer IP and the applicable XOMA Partner agrees to be bound by the applicable Third Party Transfer Terms, then (i) the Parties and such XOMA Partner will establish, in good faith, a schedule and plan for effecting such transfer and Zydus will thereafter co-operate with such XOMA Partner in implementing such plan, and (ii) such XOMA Partner will enter into a direct written agreement with Zydus stating that it will use the Zydus Technology solely for manufacturing and having manufactured the Products for the XOMA Territory in accordance with this Agreement and, with respect to the Third Party Transfer IP, in accordance with the applicable Third Party Transfer Terms.  For clarity, Section 2.5(a) shall apply to any technology transferred under this Section 6.3.

(c) Materials, Information and Assistance.  As part of such technology transfer, and subject to any applicable Third Party Transfer Terms, Zydus will make best efforts to make available to such XOMA Partner all necessary or specifically useful materials, cell lines and documentation.  Such technology transfer will include at least the following activities: (i)  Zydus will provide all pertinent information necessary or useful to manufacture the API or drug product, as applicable, or to support regulatory filings for the Product(s), including, without limitation, analytical testing methods, protocols and reports, batch production records, master batch records, production process documentation and standard operating procedures; (ii)  Zydus will provide reasonable assistance and cooperation in order to enable such XOMA Partner or its designee to manufacture the API or Product, as applicable; (iii)  Zydus will provide such XOMA Partner with access to Zydus’ employees and contractors with expertise in manufacturing to answer such XOMA Partner’s questions related to such transfer; and (iv)  Zydus will use reasonable efforts to assist such XOMA Partner to secure supply terms for applicable raw materials from Zydus’ suppliers of such raw materials and to identify a Third Party contract manufacturer.

(d) Costs.  [*] reasonable, documented costs of such Manufacturing Process Technology transfer, including any amounts due to a Third Party in accordance with the applicable Third Party Transfer Terms.  The Parties acknowledge that the scope of the transfer will depend on the stage of development of the Product at the time of transfer.  For clarity, irrespective of the stage of development, [*] the Manufacturing Process Technology under this Section 6.3 shall only [*] for conducting the transfer of the Manufacturing Process Technology as set forth in this Section 6.3 and [*] as required pursuant to the applicable [*].

(e) XOMA Rights. If XOMA elects to directly Develop or Commercialize Products in the XOMA Territory, then XOMA shall have the same rights as a XOMA Partner under this Section 6.3.

-27 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

7.	Fees and Payments
7.1 Milestone Payments.
(a) Development and Regulatory Milestone Payments.

(i) Within [*] days after the first achievement of each Milestone Event below (whether by Zydus or any of its Affiliates or Sublicensees), Zydus shall pay to XOMA the non-refundable, non-creditable Milestone Payment corresponding to such Milestone Event as shown below, subject to the remainder of this Section 7.1(a).

Development and Regulatory Milestone Events	Milestone Payments (in U.S. Dollars)
[*]	[*]

(ii) The Milestone Payments set forth in Section 7.1(a)(i) shall be payable only once, irrespective of the number of Products that achieve the same Milestone Event.

(iii) If Zydus [*] for a Product in the Zydus Territory without [*] for such Product in the Zydus Territory, then the Milestone Payment for [*] will be payable within [*] days after [*] for such Product [*] in the Zydus Territory, if not previously paid.

(b) Commercial Milestone Payments.

(i) Subject to Section 7.1(b)(ii),  following the First Commercial Sale of a Product in the Zydus Territory, within [*] days after the end of each Calendar Quarter in which aggregate Net Sales of Products in the Zydus Territory in any Calendar Year first reach any threshold set forth in the table below, Zydus shall pay to XOMA the corresponding non-refundable, non-creditable Milestone Payment set forth below:

Annual Net Sales Milestone Events	Milestone Payments (in U.S. Dollars)
First Calendar Year in which aggregate annual Net Sales of Products in the Zydus Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Products in the Zydus Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Products in the Zydus Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Products in the Zydus Territory equal or exceed [*]	[*]

(ii) The Milestone Payments in Section 7.1(b)(i) are payable one time only and shall be additive such that if multiple Milestone Events are achieved in the same Calendar Quarter, then the Milestone Payments for all such Milestone Events shall be payable within [*] days after the end of such Calendar Quarter, and if multiple Milestone Events are achieved in the

-28 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

same Calendar Year but different Calendar Quarters, then each applicable Milestone Payment will be payable within [*] days after the Calendar Quarter in which it is achieved.
7.2 Royalty Payments.
(a) Royalty Rates.

(i) Zydus.    Zydus shall make Calendar Quarterly, non-refundable, non-creditable royalty payments to XOMA in accordance with Article 8 on the aggregate Net Sales of Products sold in the Zydus Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales in the Zydus Territory in the applicable Calendar Year:

Annual Aggregate Net Sales of Products in the Zydus Territory	Royalty Rate
For that increment of annual Net Sales less than or equal to [*]	[*]
For that increment of annual Net Sales greater than [*] and less than or equal to [*]	[*]
For that increment of annual Net Sales greater than [*] and less than or equal to [*]	[*]
For that increment of annual Net Sales greater than [*]	[*]

(ii) XOMA.  XOMA shall make Calendar Quarterly, non-refundable, non-creditable royalty payments to Zydus in accordance with Article 8 on the aggregate Net Sales of Products sold in the XOMA Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales in the XOMA Territory in the applicable Calendar Year:

Annual Aggregate Net Sales of Products in the XOMA Territory	Royalty Rate
For that increment of annual Net Sales less than or equal to [*]	[*]
For that increment of annual Net Sales greater than [*] and less than or equal to [*]	[*]
For that increment of annual Net Sales greater than [*] and less than or equal to [*]	[*]
For that increment of annual Net Sales greater than [*]	[*]

-29 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(b) Royalty Term. Royalties shall be paid on a Product-by-Product and country-by-country basis from the First Commercial Sale of such Product in such country until the expiration of the Royalty Term for such Product and country.

7.3 Out-Licensing Revenue.

(a) Zydus shall make Calendar Quarterly, non-refundable, non-creditable payments to XOMA based on the percentage of Out-Licensing Revenue received by Zydus under each Zydus Out-Licensing Agreement during the applicable Zydus Out-Licensing Payment Term,  as follows:

Date the Applicable Zydus Out-Licensing Agreement is Executed	Percentage of Out-Licensing Revenue Paid to XOMA
Prior to [*]	[*]
After [*]	[*]
After [*]	[*]

(b) In the event of a ROFN Termination, XOMA shall make Calendar Quarterly, non-refundable, non-creditable payments to Zydus based on the percentage of Out-Licensing Revenue received by XOMA under each XOMA Out-Licensing Agreement during the applicable XOMA Out-Licensing Payment Term, as follows:

Date the Applicable XOMA Out-Licensing Agreement is Executed	Percentage of Out-Licensing Revenue Paid to Zydus
Prior to [*]	[*]
After [*]	[*]
After [*]	[*]

(c) Zydus shall notify XOMA in writing within [*] days following the execution of each Zydus Out-Licensing Agreement, which notice shall specify the other party to such Zydus Out-Licensing Agreement and the financial terms thereof that are applicable to Zydus’ payment obligations under subsection (a) above.  Following a ROFN Termination, XOMA shall notify Zydus in writing within [*] days following the execution of each XOMA Out-Licensing Agreement, which notice shall specify the other party to such XOMA Out-Licensing Agreement and the financial terms thereof that are applicable to XOMA’s payment obligations under subsection (b) above.

8.	Payment; Records; Audits
8.1 Payments; Reports.

(a) Royalty payments due by Zydus to XOMA under Section 7.2 shall be calculated and reported for each Calendar Quarter in U.S. Dollars following the First Commercial Sale of the first Product in the Zydus Territory.  Royalty payments due by XOMA to Zydus under Section 7.2 shall be calculated and reported for each Calendar Quarter in U.S. Dollars following

-30 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

the First Commercial Sale of the first Product by XOMA or its Affiliates in the XOMA Territory.  All royalty payments due under Section 7.2 shall be paid within [*] days after the end of each Calendar Quarter and shall be accompanied by a report setting forth, on a country-by-country and Product-by-Product basis, Net Sales of Products by such Party and its Affiliates in its Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, for each country, the number of Products sold, the gross sales and Net Sales of Licensed Products, including the deductions from gross sales to arrive at Net Sales, the royalties payable, the method used to calculate the royalties and the exchange rates used.

(b) Out-Licensing Revenue payments due by a Party to the other Party under Section 7.3 shall be calculated and reported in U.S. Dollars for each Calendar Quarter.  All Out-Licensing Revenue payments due under Section 7.3 shall be paid within [*] days after the end of each Calendar Quarter and shall be accompanied by a report setting forth, on an Out-Licensing Agreement-by-Out-Licensing Agreement basis,  the Out-Licensing Revenue received by Zydus and its Affiliates and Sublicensees in the paying Party’s Territory during such Calendar Quarter in sufficient detail to permit confirmation of the accuracy of the Out-Licensing Revenue payment made, including, for each such Out-Licensing Agreement all upfront, milestone and royalty payments received relating to any Product or the Collaboration Technology and the exchange rates used.

8.2 Exchange Rate; Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  All payments hereunder shall be payable in U.S. dollars.  When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the Calendar Quarter in which the applicable sales were made.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the receiving Party.

8.3 Taxes.

(a) Except as otherwise provided in this Section, each Party shall be responsible for any tax obligations of its own due to this Agreement, including income tax and capital gains tax, and neither Party shall have any obligation towards the other Party in the event that the other Party fails to fully comply with its tax obligations.

(b) Subject to subsection (c) below, if any taxes are required to be withheld by the Party required to make a payment to the other Party hereunder,  such paying Party will: (i) deduct such taxes from the payment made to such other Party; (ii) timely pay the taxes to the proper taxing authority; (iii) promptly send proof of payment to such other Party; and (iv) reasonably assist such other Party in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances and shall provide the necessary documents as may be prescribed by the applicable tax authorities from time to time, including, as applicable (1) Tax Residency Certificate as obtained from relevant revenue or tax authorities, (2) Permanent Establishment Declaration and (3) Form 10F as specified under the Indian Income Tax Act.

-31 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(c) Notwithstanding anything to the contrary in this Agreement, if a Party assigns or transfers some or all of its rights and obligations to any Affiliate or Third Party and if, as a result of such action, the withholding or deduction of tax required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable under this Agreement shall be increased to take into account such withheld taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the other Party receives an amount equal to the sum it would have received had no such increased withholding been made.

(d) For all tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

8.4 Records; Audit.  Each Party shall keep, and shall cause its Affiliates and Sublicensees and licensees under the Collaboration Technology to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit the other Party to confirm the accuracy of milestone, royalty and Out-Licensing Revenue payments due hereunder.  Such records shall be kept for such period of time required by Applicable Laws, but in no case less than [*] years following the end of the Calendar Quarter to which they pertain. Each Party shall have the right to have an independent, certified public accountant reasonably acceptable to the other Party audit such records of the other Party to confirm such payments for a period covering not more than [*] years following the Calendar Quarter to which they pertain, which account shall enter into a confidentiality agreement on reasonable and customary terms with the audited Party.  Such audits may be exercised only once for any period and no more than once per Calendar Year during normal business hours and upon [*] days prior written notice to the audited Party. Any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports or invoices furnished by the audited Party or the amount of payments by the audited Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [*] days after the accountant’s report, plus interest (as set forth in Section 8.5) from the original due date. Any overpayment by the audited Party revealed by an audit shall be credited against future payments owed by the audited Party to the other Party (and if no further payments are due, shall be refunded by the auditing Party at the request of the audited Party). The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment or overcharge by the audited Party of more than [*] of the amount of royalties or other payments due under this Agreement for the audited period, in which case, the audited Party shall bear the cost of such audit.

8.5 Late Payments.  In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of [*]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate under Applicable Laws.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

-32 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

9.	Intellectual Property
9.1 Collaboration Know-How. The Collaboration Know-How shall be owned as follows:

(a) Any Collaboration Know-How that [*] shall be solely owned by XOMA and shall be deemed to be XOMA’s Confidential Information.  Zydus hereby assigns, and shall cause its Affiliates and Sublicensees to assign, to XOMA all right, title and interest in and to such Collaboration Know-How.

(b) Any Collaboration Know-How that [*] shall be owned solely by Zydus and shall be deemed to be Zydus’ Confidential Information.  XOMA hereby assigns, and shall cause its Affiliates and Sublicensees to assign, to Zydus all right, title and interest in and to such Collaboration Know-How.

(c) All Collaboration Know-How other than that described in subsection (a) or (b) above shall be jointly owned by the Parties.   Each Party hereby assigns, and shall cause its Affiliates and Sublicensees to assign, to the other Party an undivided joint ownership in all right, title and interest in and to such Collaboration Know-How. Except to the extent either Party is restricted by the express terms of this Agreement, with respect to any Collaboration Know-How that is owned jointly by the Parties, each Party shall have the right to practice and exploit such Collaboration Know-How, with full rights to sublicense throughout the world, and without the duty of accounting to or any duty to seek consent from the other Party, and upon the reasonable request of either Party, the other Party shall execute documents that evidence or confirm the requesting Party’s right to engage in such activities.

(d) Each Party shall take all reasonable actions requested by the other Party to perfect or separately document the other Party’s ownership interest rights in the Collaboration Know-How as provided for in this Agreement, including by causing its and its applicable Affiliates’ and Sublicensees’ employees and agents to execute appropriate assignment documents, and the requesting Party shall not be required to pay any remuneration to the other Party or its Affiliates or Sublicensees, or any of their employees, or agents, for the execution of any assignments or other papers pursuant to this Section 9.1.  For clarity, each Party (directly or through its applicable Affiliate or Sublicensee) shall be solely responsible for any compensation directly due to its and its Affiliates’ and Sublicensees’ employees and agents (i) in connection with the assignment of their respective rights to any Collaboration Know-How pursuant to this Agreement, or (b) the exploitation by any Party or its Affiliates or Sublicensees hereunder of any such Collaboration Know-How, including in each case any required by operation of Applicable Law on account of any Commercialization of any such Collaboration Know-How with respect to Products hereunder.

(e) Each Party shall promptly disclose to the other Party all Collaboration Know-How, including any invention disclosures or other similar documents submitted to such by its or its Affiliates or Sublicensees’ employees, agents or contractors describing such Collaboration Know-How, and shall promptly respond to reasonable requests from such other Party for additional information relating to such Collaboration Know-How.

-33 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

9.2 Patent Prosecution and Maintenance.
(a) XOMA Patents.

(i) Subject to this Section 9.2(a),  XOMA shall have the first right, but not the obligation, to control the Prosecution and Maintenance of the XOMA Patents worldwide and by counsel of its own choice, provided that Zydus shall bear the costs thereof for the Zydus Territory.  XOMA shall consult with Zydus with respect to such Prosecution and Maintenance in the Zydus Territory, shall keep Zydus reasonably informed of the status of the XOMA Patents in the Zydus Territory and shall promptly provide Zydus with all material correspondence received from any patent authority in connection therewith. In addition, XOMA shall promptly provide Zydus with drafts of all proposed material filings and correspondence to any patent authority with respect to the XOMA Patents in the Zydus Territory for Zydus’ review and comment prior to the submission of such proposed filings and correspondence.  XOMA shall confer with Zydus and shall consider in good faith Zydus’ comments prior to submitting such filings and correspondence, provided that Zydus provides such comments within [*] days (or a shorter period reasonably designated by XOMA if [*] days is not practicable given the applicable filing deadline) of receiving the draft filings and correspondence from XOMA.

(ii) If XOMA desires to abandon or cease the Prosecution and Maintenance of any XOMA Patent in the Zydus Territory,  XOMA shall provide reasonable prior written notice to Zydus of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] days prior to the next deadline for any action that must be taken with respect to any such XOMA Patent in the relevant patent office). In such case, upon Zydus’ written election within [*] days after such notice from XOMA (or such shorter period as necessary to prevent abandonment), and subject to the terms of any applicable Third Party License, Zydus shall have the right to assume, at its discretion and at its sole expense, responsibility for the Prosecution and Maintenance of such XOMA Patent. If Zydus does not provide such election within [*] days after such notice from XOMA (or such shorter period as necessary to prevent abandonment),  XOMA may, in its sole discretion, either continue or discontinue Prosecution and Maintenance of such XOMA Patent.

(iii) If, prior to expiration of the ROFN Period, XOMA desires to abandon or cease the Prosecution and Maintenance of any XOMA Patent in the XOMA Territory, XOMA shall provide reasonable prior written notice to Zydus of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] days prior to the next deadline for any action that must be taken with respect to any such XOMA Patent in the relevant patent office). In such case, upon Zydus’ written election within [*] days after such notice from XOMA (or such shorter period as necessary to prevent abandonment), and subject to the terms of any applicable Third Party License, Zydus shall have the right to assume, at its discretion and at its sole expense, responsibility for the Prosecution and Maintenance of such XOMA Patent. If Zydus does not provide such election within [*] days after such notice from XOMA (or such shorter period as necessary to prevent abandonment), XOMA may, in its sole discretion, either continue or discontinue Prosecution and Maintenance of such XOMA Patent.    If Zydus assumes responsibility for a XOMA Patent in the XOMA Territory and the Parties do not enter into a written agreement for a XOMA Territory License pursuant to Section 2.9, then following the ROFN Termination Zydus shall have no further right to conduct Prosecution and Maintenance for such XOMA Patent

-34 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

in the XOMA Territory and shall within [*] days following the date of the ROFN Termination transfer all patent files relating to such XOMA Patent in the XOMA Territory to XOMA or its designee.
(b) Zydus Patents.

(i) Subject to this Section 9.2(b),  Zydus shall have the first right, but not the obligation, to control the Prosecution and Maintenance of all Zydus Patents worldwide, at its sole cost and expense and by counsel of its own choice.  Zydus shall consult with XOMA and keep XOMA reasonably informed of the status of such Zydus Patents and shall promptly provide XOMA with all material correspondence received from any patent authority in connection therewith. In addition, Zydus shall promptly provide XOMA with drafts of all proposed material filings and correspondence to any patent authority with respect to such Zydus Patents for XOMA’s review and comment prior to the submission of such proposed filings and correspondence. Zydus shall confer with XOMA and consider in good faith XOMA’s comments prior to submitting such filings and correspondence, provided that XOMA provides such comments within [*] days (or a shorter period reasonably designated by Zydus if [*] days is not practicable given the filing deadline) of receiving the draft filings and correspondence from Zydus.

(ii) In the event that Zydus desires to abandon or cease the Prosecution and Maintenance of any Zydus Patent in the XOMA Territory  anywhere in the world,  Zydus shall provide reasonable prior written notice to XOMA of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] days prior to the next deadline for any action that must be taken with respect to any such Zydus Patent in the relevant patent office).  In such case, upon XOMA’s written election within [*] days after such notice from XOMA (or such shorter period as necessary to prevent abandonment), XOMA shall have the right to assume, at its discretion, responsibility for the Prosecution and Maintenance of such Zydus Patent.  Such Prosecution and Maintenance shall be at XOMA’s sole expense; provided that until a ROFN Termination occurs. Zydus shall reimburse XOMA for the reasonable, documented costs incurred by XOMA in connection with the Prosecution and Maintenance of such Collaboration Patent.  If XOMA does not provide such election within [*] days after such notice from Zydus (or such shorter period as necessary to prevent abandonment), Zydus may, in its sole discretion, either continue prosecution or discontinue prosecution and maintenance of such Zydus Patent.

(c) Collaboration Patents. Subject to this Section 9.2(c), both XOMA and Zydus shall jointly control the Prosecution and Maintenance of all Collaboration Patents worldwide. All Collaboration Patents shall be drafted and Prosecuted and Maintained through a mutually agreed law firm, who will inform and co-ordinate with both Parties for each Party’s review and comment prior to the submission of such proposed filings and correspondence. Each Party shall be responsible for the costs of Prosecuting and Maintaining each Collaboration Patent in its respective Territory.  Either Party may elect to cease to be responsible for such costs with respect to a Collaboration Patent in its Territory upon [*] days’ prior written notice to the other Party; provided that at such other Party’s request, the Party so electing shall assign to such other Party its interest in and to such Collaboration Patent.

(d) Cooperation of the Parties. Each Party agrees to cooperate fully in the Prosecution and Maintenance of Patents under this Section 9.2, at its own cost. Such cooperation

-35 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

includes: (i) executing all papers and instruments, and requiring its and its Affiliates’ and Sublicensees’ employees or contractors to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 9.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

9.3 Infringement by Third Parties.

(a) Notice.  In the event that either XOMA or Zydus becomes aware of any infringement or threatened infringement by a Third Party of any XOMA Patent, Zydus Patent or Collaboration Patent, which infringing activity involves the using, making, importing, offering for sale or selling of a Product, or the submission to a Party or a Regulatory Authority of an application for a generic product referencing a Product,  or any declaratory judgment or equivalent action challenging any XOMA Patent, Zydus Patent or Collaboration Patent in connection with any such infringement (each, a “Product Infringement”), it will notify the other Party in writing to that effect.  Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

(b) XOMA Patents, XOMA Sole Collaboration Patents and Joint Collaboration Patents in the Zydus Territory.

(i) Subject to this Section 9.3(b),  Zydus shall have the first right, as between XOMA and Zydus, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any XOMA Patent, XOMA Sole Collaboration Patent or Joint Collaboration Patent in the Zydus Territory, at its own expense and by counsel of its own choice.  XOMA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Zydus and its counsel will reasonably cooperate with XOMA and its counsel in strategizing, preparing and prosecuting any such action or proceeding.  If  Zydus fails to bring an action or proceeding with respect to such Product Infringement of any XOMA Patent or any such Collaboration Patent  in the Zydus Territory within (A) [*] days following the notice of alleged infringement or declaratory judgment or (B) [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, XOMA shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Zydus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, (A) any recovery or damages realized as a result of such action or proceeding with respect to XOMA Patents, XOMA Sole Collaboration Patents or Joint Collaboration  Patents  in the Zydus Territory shall be used first to reimburse the Parties’ respective documented out-of-pocket legal expenses relating to the action or proceeding; (B) any remaining compensatory damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that Zydus brought and controlled such action or proceeding, such remaining compensatory damages shall be deemed to be Net Sales subject to royalty payments to XOMA in accordance with the

-36 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

royalty provisions of Section 7.2 and for purpose of commercial Milestone Events under Section 7.1(b), and (C) any [*] shall be [*].
(c) XOMA Patents, Zydus Patents and Collaboration Patents in the XOMA Territory.

(i) XOMA shall have the sole right, as between Zydus and XOMA, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any XOMA Patents and any XOMA Sole Collaboration Patents in the XOMA Territory, at its own expense and by counsel of its own choice.  Any recovery or damages realized as a result of such action or proceeding by XOMA with respect to such XOMA Patents and XOMA Sole Collaboration Patents in the XOMA Territory shall be used first to reimburse XOMA’s documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining [*] damages shall be retained by XOMA.

(ii) Subject to this Section 9.3(c)(ii),  XOMA shall have the first right, as between XOMA and Zydus, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Joint Collaboration Patent or Zydus Sole Collaboration Patent and, following a ROFN Termination, any Zydus Patent, in the XOMA Territory, at its own expense and by counsel of its own choice.  Zydus shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Zydus and its counsel will reasonably cooperate with XOMA and its counsel in strategizing, preparing and prosecuting any such action or proceeding.  If  XOMA fails to bring an action or proceeding with respect to such Product Infringement of any such Collaboration Patent in the XOMA Territory within (A) [*] days following the notice of alleged infringement or declaratory judgment or (B) [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Zydus shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and XOMA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, with respect to any Product Infringement action or proceeding in the XOMA Territory pursuant to subsection (ii) above: (A) any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ respective documented out-of-pocket legal expenses relating to the action or proceeding; (B) any remaining compensatory damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by the Party that brought and controlled such action or proceeding; and (C) [*] shall be [*].

(d) Zydus Patents and Zydus Sole Collaboration Patents in the Zydus Territory.    Zydus shall have the sole right, as between XOMA and Zydus, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Zydus Patents in the Zydus Territory and, until the occurrence of a ROFN Termination, in the XOMA Territory, at its own expense and by counsel of its own choice.  Any recovery or damages realized as a result of such action or proceeding by Zydus with respect to such Zydus Patents shall be used first to reimburse the Parties’ respective  documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining

-37 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

compensatory damages relating to Products (including lost sales or lost profits with respect to Products) shall be retained by Zydus, and any [*] shall be [*].

(e) Cooperation.  In the event a Party brings an action in accordance with this Section 9.3, the other Party shall cooperate reasonably, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

(f) Other Infringement.  XOMA shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any XOMA Patent and any XOMA Sole Collaboration Patent that is not a Product Infringement.  Zydus shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Zydus Patent and any Zydus Sole Collaboration Patent that is not a Product Infringement.  With respect to any infringement of a Collaboration Patent that is not a Product Infringement, the Parties will confer in good faith to determine a course of action, provided that each Party shall have the right to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Collaboration Patent owned by such Party (whether solely or jointly) that is not a Product Infringement.

9.4 Patent Extensions.  The Parties shall cooperate in obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the XOMA Patents in the Zydus Territory, the Zydus Patents in the XOMA Territory and the Collaboration Patents throughout the world, where applicable.  Zydus shall file for such extensions in the Zydus Territory at Zydus’ sole cost and expense.  XOMA shall file for such extensions in the XOMA Territory at XOMA’s sole cost and expense.

9.5 Infringement of Third Party Rights.

(a) Each Party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, Development, importation, use, marketing or sale of any Product (including the XOMA Antibody or Zydus IL-2 therein) in either Territory infringes or may infringe the intellectual property rights of a Third Party.

(b) If a Third Party asserts that any of its Patents or other rights are infringed by the manufacture, Commercialization or Development by a Party or its Affiliates or Sublicensees of any Product (including the XOMA Antibody or Zydus IL-2 therein) in a Party’s Territory, then such Party shall have the right but not the obligation to defend against any such assertions at its sole cost and expense. In the event that such Party elects not to defend against such Third Party claims within [*] days of learning of same, the other Party shall have the right, but not the obligation, to defend against such action. In any event, the Party not controlling such defense shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by the Party defending such action. The Party defending the action will reimburse all out of pocket costs incurred in connection with such requested cooperation. Notwithstanding the foregoing, the Parties’ rights and obligations under this Section 9.5, including payment obligations, will be subject to the terms of Article 11.

-38 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

9.6 Patent Defense.    If (i) a XOMA Patent becomes the subject of any proceeding commenced by a Third Party in the Zydus Territory, (ii)  a Zydus Patent becomes the subject of any proceeding commenced by a Third Party in either Territory, or (iii) a Collaboration Patent becomes the subject of any proceeding commenced by a Third Party in either Territory, in each of case (i), (ii) and (iii), in connection with an opposition, action for declaratory judgment, nullity action, invalidation action or other post-issuance attack upon the validity, title, or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 9.3, in which case the provisions of Section 9.3 shall govern), the Parties shall promptly confer to determine whether to defend against such action in accordance with the following:

(a) XOMA Patents.   XOMA shall have the right, but not the obligation, to control the defense against such action with respect to a XOMA Patent in the Zydus Territory at its sole expense.  XOMA shall have [*] days after the first conference under this Section 9.6 to notify Zydus of its decision to exercise its rights to control the defense of such XOMA Patent in the Zydus Territory in such proceeding commenced by a Third Party.  If XOMA does not notify Zydus during such [*] day period that it is exercising such rights, then Zydus shall have the right, but not the obligation, to assume the control of such defense by written notice to XOMA. Notwithstanding the foregoing, if such Third Party challenges the validity of any XOMA Patent that is sublicensed to Zydus pursuant to the [*] Agreement, and such proceeding is a result of action or conduct of Zydus, Zydus shall have the obligation, to provide, at its own expense, a reasonable defense of the challenged XOMA Patents with counsel reasonably acceptable to [*].  The controlling Party shall periodically inform the other Party of all material steps (including the status and progress) with regard to such defense.    The controlling Party shall permit the other Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.

(b) Zydus Patents.  Zydus shall have the first right, but not the obligation, to control the defense against such action with respect to the Zydus Patents in the Territory at its sole expense.  Zydus shall have a period of [*] days after the first conference under this Section 9.6 to notify XOMA of its decision to exercise its rights to control the defense of such Patent in such proceeding commenced by a Third Party. If Zydus does not notify XOMA during such [*] day period that it is exercising such rights, then XOMA shall have the right, but not the obligation, to assume the control of such defense by written notice to Zydus.  The controlling Party shall periodically inform the other Party of all material steps (including the status and progress) with regard to such defense and such other Party shall have the right to participate and be represented in any such action by its own counsel at its own expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.

(c) Collaboration Patents.  Each Party shall have the first right, but not the obligation, to control the defense against such action with respect to the Collaboration Patents in its respective Territory at its sole expense.  Each Party shall have a period of [*] days after the first conference under this Section 9.6 to notify the other Party of its decision to exercise its rights to control the defense of such Patent in its respective Territory in such proceeding commenced by a Third Party. If such Party does not notify the other Party during such [*] day period that it is

-39 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

exercising such rights with respect to such Party’s Territory, then such other Party shall have the right, but not the obligation, to assume the control of such defense by written notice to such Party.  The controlling Party shall periodically inform the other Party of all material steps (including the status and progress) with regard to such defense and such other Party shall have the right to participate and be represented in any such action by its own counsel at its own expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.

9.7 Consent for Settlement.  Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 9 that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement or in the Patents Controlled by such other Party that are licensed to such Party hereunder without the prior written consent of such other Party, which shall not be unreasonably withheld.

9.8 Patents Licensed From Third Parties.  Each Party’s rights under this Article 9 with respect to the prosecution, enforcement and defense of any Patent that is licensed from a Third Party and sublicensed to a Party under this Agreement shall be subject to the rights retained by such Third Party under such agreement.

9.9 Patent Marking.  Zydus shall mark or cause to be marked the Products made, imported, used, offered for sale or sold pursuant to this Agreement with such references to the XOMA Patents as are required by the Applicable Laws of the countries in the Zydus Territory in which such Products are made, imported, used, offered for sale or sold.

10.	Representations and Warranties

10.1 Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (d) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it, except in the case of this clause (d) where the violation or conflict would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby; and (e) it has the right to grant the licenses granted by it under this Agreement.

-40 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

10.2 Additional XOMA Representations and Warranties. XOMA represents and warrants to Zydus that, as of the Effective Date:

(a) Neither XOMA nor any of its Affiliates has received any written notice from a  Third Party that the Development of any XOMA Antibody conducted by XOMA or any of its Affiliates prior to the Effective Date has infringed any Patents of any Third Party;

(b) Neither XOMA nor any of its Affiliates has granted any right to any Third Party under the XOMA Technology or its interest in the Collaboration Technology that would conflict with the rights granted to Zydus hereunder;

(c) To the best of XOMA’s and its Affiliates’ knowledge, no claim or action has been brought or, to XOMA’s or its Affiliates’ actual knowledge, threatened in writing, by any Third Party alleging that the XOMA Patents are invalid or unenforceable, and no XOMA Patent is the subject of any interference, opposition, cancellation or other protest proceeding;

(d) To the best of XOMA’s and its Affiliates’ knowledge, the use by Zydus of XOMA Technology as contemplated hereunder will not infringe any Third Party rights;
(e) To the best of XOMA’s and its Affiliates’ knowledge, no Third Party in the Zydus Territory is infringing or misappropriating, or has infringed or misappropriated, the XOMA Technology; and

(f) To the best of XOMA’s and its Affiliates’ knowledge, neither it nor any of its Affiliates is debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and, to its actual knowledge, it does not employ or use the services of any person who is debarred or disqualified.

10.3 Additional Zydus Representations and Warranties. Zydus represents and warrants to XOMA that, as of the Effective Date:

(a) Neither Zydus nor any of its Affiliates has received any written notice from a Third Party that the Development of any Zydus IL-2 conducted by Zydus or any of its Affiliates prior to the Effective Date has infringed any Patents of any Third Party;

(b) Neither Zydus nor any of its Affiliates has granted any right to any Third Party under the Zydus Technology or its interest in the Collaboration Technology that would conflict with the rights granted to XOMA hereunder;

(c) To the best of Zydus’ and its Affiliates’ knowledge, no claim or action has been brought or, to Zydus’ or its Affiliates’ actual knowledge, threatened in writing, by any Third Party alleging that the Zydus Patents are invalid or unenforceable, and no Zydus Patent is the subject of any interference, opposition, cancellation or other protest proceeding;

(d) To the best of Zydus’ and its Affiliates’ knowledge, no Third Party in the XOMA Territory is infringing or misappropriating, or has infringed or misappropriated, the Zydus Technology;

-41 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(e) To the best of Zydus’ and its Affiliates’ knowledge, the use by XOMA of Zydus Technology as contemplated hereunder will not infringe any Third Party rights;

(f) To the best of Zydus’ and its Affiliates’ knowledge, neither it nor any of its Affiliates is debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and, to its actual knowledge, it does not employ or use the services of any person who is debarred or disqualified; and

(g) Zydus has the financial resources sufficient to Develop the Products in accordance with the Development Plan in existence as of the Effective Date.
10.4 Mutual Covenants.

(a) No Conflict.  Neither XOMA nor any of its Affiliates will, during the Term, grant any right to any Third Party under the XOMA Technology or its interest in the Collaboration Technology that would conflict with the rights granted to Zydus hereunder.  Neither Zydus nor any of its Affiliates will, during the Term, grant any right to any Third Party under the Zydus Technology or its interest in the Collaboration Technology that would conflict with the rights granted to XOMA hereunder.

(b) Employees, Consultants and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(c) Debarment.  Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any XOMA Antibody or Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(d) Anti-Corruption.

(i) In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ and Sublicensees’ employees and contractors to comply with all Applicable Laws, including applicable Anti-Corruption Laws.

(ii) Each Party and its and its Affiliates’ and Sublicensees’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving

-42 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

of, anything of value to a Public Official or Entity or other person for purposes of obtaining or retaining business for or with, or directing business to, any person, including, without limitation, either Party.

(iii) Each Party and its Affiliates and Sublicensees, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not cause the other Party or its Affiliates or their respective directors, officers, employees or agents to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws, including applicable Anti-Corruption Laws, or otherwise cause any reputational harm to such other Party.

(iv) Each Party shall promptly notify the other Party if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws, including applicable Anti-Corruption Laws, in connection with the performance of this Agreement or the Development, manufacture or Commercialization of any Product in such Party’s Territory.

(v) In connection with the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with such Party’s own anti-corruption and anti-bribery policy, a copy of which will be provided to the other Party upon request.

(vi) Each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit such other Party’s books and records in the event that a suspected violation of any of the covenants in this Section 10.5(d) has occurred.

(vii) In the event that a Party has violated or has been suspected of violating any of the covenants in this Section 10.4(d),  the other Party will cause its and its Affiliates’ personnel or others working under its direction or control to undergo periodic anti-corruption law compliance training.

(viii) Each Party will, at the other Party’s request, annually certify to such other Party in writing its compliance with the covenants in this Section 10.4(d).

(ix) Each Party shall have the right to suspend or terminate this Agreement in its entirety by written notice if there is a credible finding of a Governmental Authority, after a reasonable investigation, that the other Party, in connection with its performance under this Agreement, has violated the FCPA or any other applicable Anti-Corruption Laws.

10.5 Disclaimer.  Except as expressly set forth in this Agreement,  THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the foregoing, neither Party represents or warrants the success of any study or test conducted pursuant

-43 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder or any XOMA Antibody, Zydus IL-2 or Product.
11.	Indemnification

11.1 Indemnification by XOMA.    XOMA hereby agrees to defend, indemnify and hold harmless Zydus and its Affiliates and their respective directors, officers, employees and agents (each, a “Zydus Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Zydus Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, manufacture, use, handling, storage, sale, disposition or other Commercialization of any Product (including any XOMA Antibody or Zydus IL-2 contained therein) by XOMA or its Affiliates or Sublicensees;  (b) the negligence or willful misconduct of any XOMA Indemnitee; or (c) the breach by XOMA of any warranty, representation, covenant or agreement made by XOMA in this Agreement; except, in each case, to the extent such Losses arise out of the negligence or willful misconduct of any Zydus Indemnitee or the breach by Zydus of any warranty, representation, covenant or agreement made by Zydus in this Agreement.

11.2 Indemnification by Zydus.    Zydus hereby agrees to defend, indemnify and hold harmless XOMA and its Affiliates and their respective directors, officers, employees and agents (each, a “XOMA Indemnitee”) from and against any and all Losses to which any XOMA Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, manufacture, use, handling, storage, sale, disposition or other Commercialization of any Product (including any XOMA Antibody or Zydus IL-2 contained therein) by Zydus or its Affiliates or Sublicensees; (b) the negligence or willful misconduct of any Zydus Indemnitee, or (c) the breach by Zydus of any warranty, representation, covenant or agreement made by Zydus in this Agreement; except, in each case, to the extent such Losses arise out of the negligence or willful misconduct of any XOMA Indemnitee or the breach by XOMA of any warranty, representation, covenant or agreement made by XOMA in this Agreement.

11.3 Procedure.  A party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

-44 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

11.4 Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.  The Parties agree that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 or other obligations under this Agreement.

12.	Confidentiality

12.1 Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [*] years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any of the Disclosing Party’s Confidential Information.  The Receiving Party may use the Disclosing Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations.  The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information.  The Receiving Party shall ensure that any of its and its Affiliates’ employees, agents, consultants, contractors and other representatives that have access to any of the Disclosing Party’s Confidential Information are bound by legally enforceable obligations of confidentiality and non-use with respect to such Confidential Information consistent with the obligations of this Article 12.  The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

12.2 Exceptions.  The obligations of confidentiality and restriction on use under Section 12.1 will not apply to any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no breach by the Receiving Party of this Agreement or the Confidentiality Agreement, generally known or available to the public; (b) was known by the Receiving Party at the time of receiving such information, other than by previous disclosure by or on behalf of the Disclosing Party; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by or on behalf of the Receiving Party without the use of Confidential Information belonging to the Disclosing Party.

12.3 Authorized Disclosure.

(a) Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

-45 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(ii) Regulatory Filings for Products that such Party has a license or right to Develop or Commercialize hereunder in a given country or jurisdiction;
(iii) prosecuting or defending litigation as permitted by this Agreement;
(iv) complying with applicable court orders or governmental regulations; and

(v) disclosure to its and its Affiliates’  and Sublicensees’ employees, consultants, contractors and agents,  in each case on a need-to-know basis in connection with the Development, manufacture and Commercialization of Products  (including the XOMA Antibodies and Zydus IL-2s therein) in accordance with the terms of this Agreement under written or other legally enforceable obligations of confidentiality and non-use at least as stringent as those herein; and

(vi) disclosure to potential and actual investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration,  in each case under written obligations of confidentiality and non-use at least as stringent as those herein (provided that the term of such obligations may be for shorter period as consistent with custom and commercial reasonableness).

(b) In addition, the Receiving Party shall have the right to disclose the Disclosing Party Confidential Information in connection with its obligations to its licensor under any Third Party License or the [*] Agreement, and Zydus acknowledges that XOMA is required to provide [*] with a copy of this Agreement and any amendments hereto pursuant to the terms of the [*] Agreement.

(c) In the event a Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 12.3(a)(iii)  or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as the Receiving Party would use to protect its own Confidential Information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 12.3(a)(iii) or (iv) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 12.

12.4 Publications.

(a) Prior to a Party’s (the “Submitting Party”) public disclosure or submission for publication of a proposed publication describing the results of any scientific or clinical activity relating to a Product (including the XOMA Antibody or Zydus IL-2 contained therein), the Submitting Party shall send the other Party (the “Responding Party”) a copy of the proposed disclosure or publication to be submitted and shall allow the Responding Party a reasonable time period (but no less than [*] Business Days, or [*] Business Days for an abstract, from the date of the Responding Party’s receipt) for the Responding Party (i) to determine whether the proposed disclosure or publication contains subject matter for which patent protection should be sought

-46 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(prior to such disclosure or publication) for the purpose of protecting an invention, (ii) to determine whether the proposed publication contains the Confidential Information of the Responding Party, and (iii) to provide the Submitting Party with its reasonable comments to such proposed publication, which the Submitting Party shall consider in good faith.  Following the expiration of the applicable time period for review, the Submitting Party shall be free to submit such proposed publication for publication or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in subsection (b) below.

(b) If the Responding Party believes that the subject matter of the proposed publication or other disclosure contains Confidential Information or a patentable invention of the Responding Party (or to which the Responding Party has a license hereunder), then prior to the expiration of the applicable time period for review, the Responding Party shall notify the Submitting Party in writing of its determination that such proposed publication or other disclosure, as applicable, contains such information or subject matter for which patent protection should be sought.  Upon receipt of such written notice from the Responding Party, the Submitting Party shall remove any of the Responding Party’s Confidential Information identified by the Responding Party and, if the Responding Party has identified a patentable invention, shall delay public disclosure of such information or submission of the proposed publication for an additional period of [*] days (or such other time period mutually agreed by the Parties in writing) to permit preparation and filing of a patent application on the disclosed subject matter.

12.5 Publicity; Public Disclosures.  The Parties agree to issue a press release, either as a joint release or as individual company releases on a mutually agreed date as promptly as practicable following the Effective Date, in each case substantially in the form(s) agreed by the Parties.  With respect to subsequent press releases relating to this Agreement or activities hereunder, each Party agrees to consult with the other Party reasonably and in good faith with respect to the text and timing of such press releases, and to obtain the other Party’s written consent, prior to the issuance thereof; provided that a Party may not unreasonably withhold, condition or delay consent to such releases, and that either Party may issue such press releases or make such disclosures to securities exchanges or other applicable agencies as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.  Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable.  The Parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a Party as required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.  In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

12.6 Prior Confidentiality Agreements.  As of the Effective Date, the terms of this Article 12 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement, provided that the foregoing shall not release a Party for any liability accruing under any such agreement prior to the Effective Date.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

-47 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

12.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 12.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 12.

13.	Term and Termination

13.1 Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 13 or by mutual written agreement of the Parties, shall continue on a Product-by-Product basis until the expiration of all payment obligations by either Party with respect to such Product under Article 7 (the “Term”).    Following the fulfillment of all of a Party’s payment obligations under Article 7 with respect to a Product, such Party’s licenses under Section 2.1 or 2.3, as applicable, shall become non-exclusive, perpetual, irrevocable and fully paid-up with respect to such Product.

13.2 Mutual Termination. The Parties may agree in writing at any time to mutually terminate this Agreement if [*].
13.3 Termination for Cause.

(a) Material Breach.    Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within [*] days ([*] days with respect to any payment breach) after notice of such breach from the non-breaching Party.

(b) Bankruptcy.  Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in writing in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [*] days after the commencement thereof.

(c) Competitive Change of Control. XOMA and Zydus shall each have the right to terminate this Agreement in accordance with Section 2.8.

(d) Termination for Safety or Technical Infeasibility.    During the ROFN Period, Zydus shall have the right to terminate this Agreement upon [*] days prior written notice to XOMA if [*] that (i) based upon [*], or upon [*] that the Product caused or are likely to cause a fatal, life-threatening, or other serious adverse event that [*] preclude continued Development or Commercialization of the Product; (ii) technical issues relating to [*] the Product exist that [*] and that preclude continued Development or Commercialization of the Product or if [*] set forth in [*].  In such event, [*] to Develop or Commercialize the [*] and [*] to Develop or Commercialize the [*].

-48 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

13.4 Termination at Will by Zydus.  Following expiration of the ROFN Period, Zydus shall have the right to terminate this Agreement (i) prior to the First Commercial Sale in the Zydus Territory, upon 90 days prior written notice to XOMA and (ii) following the First Commercial Sale in the Zydus Territory, upon 180 days prior written notice to XOMA. If Zydus exercises its right to terminate pursuant to this Section, it shall continue to perform its responsibilities hereunder up until the date of termination, except as otherwise agreed in writing by XOMA.

13.5 Termination for Patent Challenge.

(a) XOMA shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if Zydus or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any XOMA Patent.

(b) Zydus shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if XOMA or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Zydus Patent.

13.6 Effects of Termination.
(a) Any Termination. Upon any termination (but not expiration) of this Agreement, all rights and licenses granted hereunder (other than as set forth in this Section 13.6) shall terminate.
(b) Certain Terminations. If this Agreement is terminated for any reason [*] other than [*] or [*], or if this Agreement is terminated by [*], then the following shall apply:

(i) Regulatory Filings.  Zydus shall: (A) to the extent not previously provided to XOMA, deliver to XOMA true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for the Products in the Zydus Territory, and provide to XOMA all Zydus Know-How related to the Products (including the XOMA Antibodies and Zydus IL-2 therein) not previously disclosed to XOMA; and (B) hereby does, effective upon such termination, transfer and assign (and shall cause to be transferred or assigned) to XOMA or its designee (or to the extent not so assignable, take all reasonable actions to make available to XOMA or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for the Products in the Zydus Territory, whether held in the name of Zydus or its Affiliate or Sublicensee; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this subsection (i) to XOMA.

(ii) Collaboration Technology.  Zydus hereby assigns, and shall cause its Affiliates and Sublicensees (A) to assign, to XOMA, effective upon such termination, all of its and their respective right, title and interest in and to the Collaboration Technology (including all Data generated by or on behalf of Zydus or its Affiliates), which shall thereafter be deemed to be solely XOMA’s Confidential Information; and (B) take such other actions and execute such other

-49 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this subsection (ii) to XOMA.

(iii) Zydus Technology.  Zydus hereby grants to XOMA, effective upon the effective date of such termination, a non-exclusive, perpetual, irrevocable, fully paid-up, worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the Zydus Technology to Develop, use, make, have made, sell, offer for sale and import Products in the Field.  For clarity, the foregoing license includes the rights to make and have made XOMA Antibodies solely for purposes of Development and Commercialization of Products in the Field, but excludes the rights to make and have made Zydus IL-2.

(iv) Wind-Down.  Zydus shall, as directed by XOMA, either wind-down any ongoing Development activities of Zydus and its Affiliates and Sublicensees with respect to any Product in the Zydus Territory in an orderly fashion or promptly transfer such Development activities to XOMA or its designee, in compliance with all Applicable Laws and at Zydus’ cost. If XOMA directs Zydus to transition any such ongoing Development activities to XOMA or its designee, the Parties will develop a transition plan setting forth each Party’s activities to ensure the orderly transfer of such Development activities.

(v) Transition Assistance.  Zydus shall provide reasonable consultation and assistance to XOMA in connection with the transfer and transition to XOMA of all Collaboration Know-How and, at XOMA’s request, all then-existing commercial arrangements relating specifically to the Products that Zydus is able, using reasonable efforts, to transfer or transition to XOMA, in each case, to the extent reasonably necessary or useful for XOMA to continue Developing, manufacturing, or Commercializing the Products in the Zydus Territory. The foregoing shall include transferring, upon request of XOMA, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of any Product (or XOMA Antibody or Zydus IL-2 therein) for the Zydus Territory; provided that if any such contract between Zydus and a Third Party is not assignable to XOMA (whether by such contract’s terms or because such contract does not relate specifically to any Product) but is otherwise reasonably necessary or useful for XOMA to commence Developing, manufacturing or Commercializing Products in the Zydus Territory, or if Zydus or its Affiliate manufactures any Product (or XOMA Antibody or Zydus IL-2 therein) itself (and thus there is no contract to assign), then Zydus shall reasonably cooperate with XOMA to negotiate for the continuation of services or supply from such entity, or Zydus shall supply such XOMA Antibody or Product, as applicable, to XOMA for a reasonable period (not to exceed [*] months) until XOMA establishes an alternate, validated source of such services or supply of finished, packaged, labeled Product for the Zydus Territory. XOMA shall pay Zydus for such supply from Zydus at a price equal to [*].  Zydus shall provide such assistance at no cost to XOMA.

(vi) Remaining Inventories.  XOMA shall have the right to purchase from Zydus any or all of the inventory of Products  (or XOMA Antibody or Zydus IL-2 therein) held by Zydus or its Affiliates as of the effective date of termination, at a price equal to [*].  XOMA shall notify Zydus within [*] days after the effective date of termination whether it elects to exercise such rights.

-50 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

(vii) Termination [*] due to [*].  If this Agreement is terminated [*] due to [*], then [*] grants to [*], effective upon the effective date of such termination, [*] license, [*], under the [*] to [*].  For clarity, the foregoing license includes the rights to [*] solely for purposes of [*].

(c) Termination [*]. If this Agreement is terminated for any reason following the ROFN Termination, other than [*], then the following shall apply:
(i) Definitions. As used in this subsection (c), “Terminating Party” means the Party that has terminated this Agreement pursuant to [*], and “Non-Terminating Party” means the other Party.

(ii) Regulatory Filings.  The Non-Terminating Party hereby grants, effective upon such termination, an irrevocable right of reference (and shall cause to such right of reference to be granted) to the Terminating Party or its designee all Regulatory Filings (including Regulatory Approvals) for the Products, whether held in the name of the Non-Terminating Party or its Affiliate or Sublicensee, for Products in the Terminating Party’s Territory.  The Non-Terminating Party shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the conveyance of rights under this subsection (ii)  to the Terminating Party.

(iii) Technology Licenses.  The Non-Terminating Party hereby grants to the Terminating Party, effective upon the effective date of such termination, a non-exclusive, perpetual, irrevocable, fully paid-up, worldwide license, with the right to sublicense through multiple tiers of sublicensees, under (A) the Zydus Technology (if Zydus is the Non-Terminating Party) or the XOMA Technology (if XOMA is the Non-Terminating Party) and (B) the Non-Terminating Party’s interest in the Collaboration Technology, in each case to Develop, use, make, have made, sell, offer for sale and import Products in the Field.  For clarity, the foregoing license includes the rights to make and have made XOMA Antibodies and Zydus IL-2 solely for purposes of Development and Commercialization of Products in the Field.

13.7 Confidential Information.  Upon expiration or termination of this Agreement, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one (1) copy of such materials for archival purposes only subject to continuing confidentiality obligations.

13.8 Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Sections 2.2 (2nd to last sentence only), 2.5(a),  2.6(b), 4.8,  8.1(a)(solely with respect to Product sales occurring prior to the effective date of termination), 8.1(b) (solely with respect to Out-Licensing Revenue incurred prior to the effective date of termination), 8.2,  8.3,  8.4,  8.5,  9.1,  13.6,  13.7,  13.8,  13.9 and 13.10, and Articles 11,  12,  14 and 15.

-51 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

13.9 Exercise of Right to Terminate.  The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.    For clarity, in the event of a Party’s material breach of this Agreement, the other Party may elect to retain this Agreement in full force and effect and seek such remedies for such Party’s breach as are available at law or equity.

13.10 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

14.	Dispute Resolution

14.1 Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any such dispute if and when it arises.

14.2 Resolution by Executive Officers.  Except as otherwise provided in Section 3.2,  and subject to Sections 14.4 and 14.5,  if an unresolved dispute as to matters arising out of or in connection with this Agreement or either Party’s rights and obligations hereunder arises (a “Dispute”), either Party may refer such dispute to the Executive Officers, who shall meet in person or by telephone or videoconference within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of the Executive Officers within such thirty (30)‑day period, or such other time period as the Parties may agree in writing, such dispute shall be resolved in accordance with Section 14.3.

14.3 Arbitration. If the Executive Officers are not able to resolve a Dispute referred to them under Section 14.2 (other than a Dispute of the JSC pursuant to Section 3.2(e), which shall

-52 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

be subject to Section 3.2(e)) within such thirty (30) day period, and subject to Sections 14.4 and 14.5, such Dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:

(a) The seat, or legal place, of arbitration shall be [*]. The language of the arbitration shall be English. The governing law of such arbitration shall be as set forth in Section 15.1.

(b) Such arbitration shall be conducted under the Rules of Arbitration of the [*] by one or more arbitrators appointed in accordance with the said Rules. Evidence shall be take in accordance with the [*] as current on the date of commencement of the arbitration.

(c) Judgment upon the award rendered by such arbitrators shall be final and binding on the Parties and may be entered by any court or forum having jurisdiction.  The Parties undertake to carry out any award without delay.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(e) The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages, except to the extent arising from a Party’s gross negligence, intentional misconduct or breach of confidentiality.

(f) Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators’ and any administrative fees of arbitration, unless otherwise determined by the arbitrators.

(g) The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce an award in bona fide legal proceedings before a state court or other judicial authority, or (b) with the written consent of the Parties.  Notwithstanding anything to the contrary, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.

(h) In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations.

14.4 Exigent Relief.  Notwithstanding the foregoing, either Party may, without waiving any remedy under this Agreement, at any time seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party.

14.5 Patent and Trademark Dispute Resolution.  Notwithstanding the foregoing, any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any patent rights covering the manufacture, use, or sale of any Product or of any trademark rights relating to any Product, XOMA Antibody or Zydus IL-2 shall be submitted to a court of competent

-53 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

jurisdiction in the country or jurisdiction in which such patent or trademark rights were granted or arose.
15.	General Provisions

15.1 Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of [*], without reference to its conflicts of law principles. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

15.2 Entire Agreement; Modification.  This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties.

15.3 Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

15.4 Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

15.5 Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that a Party may assign or otherwise transfer this Agreement in its entirety and its rights and obligations hereunder without such other Party’s consent and subject to Section 2.8:  (a) in connection with the transfer or sale of all or substantially all of the business or assets of the assigning Party relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by such Third Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of Third Party to such transaction and its Affiliates existing immediately prior to the transaction, or created after the closing of such transaction without use of any intellectual property licensed to the assigning Party hereunder, shall not be included in the intellectual property licensed hereunder;  or (b) to an Affiliate.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns

-54 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section.  Any assignment not in accordance with this Section 15.5 shall be null and void.

15.6 Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.7 Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by air mail (postage prepaid) requiring return receipt, by overnight courier, or by facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 15.7.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (i) the date of actual receipt; (ii) if air mailed, five (5) days after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next Business Day.

If to Zydus, notices must be addressed to:

Cadila Healthcare Limited

Zydus Corporate Park, Scheme No. 63,

Survey No. 536, Khoraj (Gandhinagar),

Nr. Vaishnodevi Circle,

Sarkhej-Gandhinagar Highway,

Ahmedabad-382481, Gujarat, India

Attention:  [*]

Email: [*]

with a copy to:

Legal Department

If to XOMA, notices must be addressed to:

XOMA (US) LLC

2200 Powell Street, Suite 310

Emeryville, California, USA 94608

Attention: CEO

Copy to: Legal Department

15.8 Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of

-55 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

15.9 Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 12, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSES GRANTED HEREUNDER; provided, however, that this Section 15.9 shall not be construed to limit either Party’s indemnification obligations under Article 11.

15.10 Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.11 Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile or pdf and upon such delivery such electronic, facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

-56 of 63-

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

In Witness Whereof, the Parties have caused this Collaboration and License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

XOMA (US) LLC By: /s/ JIM NEAL Name: Jim Neal Title: Chief Executive Officer	Cadila Healthcare Limited By: /s/ NITIN PAREKH /s/ MUKUND THAKKAR Name: Nitin Parekh Mukund Thakkar Title: Chief Financial Officer SVP-Legal

Signature Page to Collaboration and License Agreement

Confidential

Execution Version

EXHIBIT A

Development Plan

[*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

EXHIBIT B

mAb19, Back-Ups and Follow-Ons

[*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

EXHIBIT C

Zydus IL-2

[*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

EXHIBIT D

Specific Diligence Obligations

Milestone	Completion Date (time from Effective Date)	[*]
[*]	[*]	

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Confidential

Execution Version

EXHIBIT E

XOMA Antibodies and XOMA Know-How to be Transferred

[*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.